As filed with the Securities and Exchange Commission on April 25, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MYOS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada	2834	90-0772394
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

45 Horsehill Road, Suite 106
Cedar Knolls, New Jersey 07927
(973) 509-0444
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Peter Levy
President
45 Horsehill Road, Suite 106
Cedar Knolls, New Jersey 07927
(973) 509-0444
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Stuart Neuhauser, Esq.
Joshua N. Englard, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105
(212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)		Proposed Maximum Offering Price per Share (3)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock Par Value, $.001 Per Share	678,696	(2)	$$12.22	(3)	$8,293,665	$$1,068.23
Common Stock Par Value, $.001 Per Share, issuable upon exercise of Series A Warrants	315,676	(4)	$$15.00	(5)	$4,735,140	$$609.89
Common Stock Par Value, $.001 Per Share, issuable upon exercise of Series B Warrants	157,846	(4)	$$45.00	(5)	$7,103,070	$$914.88
Total	1,152,218		$-		$20,131,875	$$2,593

(1)
In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby shall include an indeterminate number of additional shares of common stock that may be issuable as a result of anti-dilution adjustments.

(2)	Represents shares of common stock sold and issued to investors and the placement agent in a private placement in January 2014.

(3)
Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices reported for shares of common stock of the registrant on April 23, 2014 of $12.22, as reported on the OTC Bulletin Board.

(4)	Represents shares of common stock issuable upon the exercise of warrants sold and issued to investors in a private placement in January 2014.

(5)	Represents the exercise price of the warrants.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED APRIL 25, 2014

MYOS CORPORATION

1,152,218 Shares of Common Stock

This prospectus relates to the sale of up to 1,152,218 shares of common stock, par value $.001 per share, including shares issuable upon exercise of warrants, by the existing holders of the securities named in this prospectus, referred to as selling stockholders throughout this prospectus. This prospectus may be used by the selling stockholders named herein to resell, from time to time, any shares of our common stock included herein. For information about the selling stockholders, see the section entitled “Selling Stockholders.”

The selling stockholders may offer their shares of common stock from time to time through public or private transactions, on or off the OTC Bulletin Board at prevailing market prices, at prices related to the prevailing market prices, at fixed prices that may be changed, at privately negotiated prices or as otherwise described under the heading “Plan of Distribution.” We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders but may receive proceeds from the exercise of warrants held by the warrant holders. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

Our common stock is quoted on the OTC Bulletin Board under the symbol “MYOS.” The last reported sale price of our common stock as reported on the OTC Bulletin Board on April 23, 2014 was $12.30 per share.

Investing in our common stock involves a high degree of risk. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is        , 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided in this prospectus and incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.  The rules of the SEC may require us to update this prospectus in the future.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read the entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included in this prospectus, before investing. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

Overview
We were incorporated in the State of Nevada on April 11, 2007.  Prior to February 2011, we did not have any operations and did not generate any revenues. In February 2011, we acquired our platform dietary supplement product called MYO-T12. Since February 2011, our principal activities have been focused on the discovery, development and commercialization of nutritional supplements, functional foods, therapeutic products and other technologies aimed at maintaining or improving the health and performance of muscle tissue.   We are developing a marketing and sales strategy to maximize revenues from MYO-T12 in a consumer base of body builder and fitness users as well as a broader target of age management.  Additionally, we are evaluating the value of this product in the therapeutic markets, including the treatment of sarcopenia, cachexia, anorexia, obesity and muscular-related conditions.

On February 25, 2011, we, a newly-formed wholly-owned subsidiary, and Peak Wellness, Inc., or Peak, entered into an intellectual property purchase agreement, or the purchase agreement, pursuant to which our subsidiary purchased from Peak the intellectual property pertaining to MYO-T12, a natural-myostatin inhibitor, including the formula, certain trademarks, trade secrets, patent applications and certain domain names.  In exchange for the assets, we paid Peak $1,150,000 (of which $450,000 was paid in cash and $700,000 via the issuance of a promissory note) and issued 7,024,000 shares of common stock to Peak.  On February 22, 2012, we paid the promissory note in full from the proceeds of a private placement that closed in February 2012.

We have earned revenues through the sale and distribution of MYO-T12.  In May 2012, we entered into a distribution agreement with Maximum Human Performance, or MHP, to provide marketing, sales and distribution of MYO-X, a branded version of MYO-T12, in specialty retail and other outlets.  We are continuing to develop additional channels for distributing our products in other markets.

Our principal objectives include efforts to: (i) deepen the scientific understanding of the activity of MYO-T12 (or Fortetropin™, which refers to fertilized egg yolk powder), specifically as a natural, reversible, temporary modulator of the regulatory peptide myostatin, and to leverage this knowledge to strengthen and build our intellectual property, (ii) conduct research and development activities to evaluate myostatin modulation in a range of both wellness and disease states, (iii) identify other products and technologies which may broaden our portfolio and define a business development strategy to protect, enhance and accelerate the growth of our products, (iv) reduce the cost of manufacturing through process improvement, (v) identify contract manufacturing resources that can fully meet our future growth requirements, (vi) develop a differentiated and advantaged consumer positioning, brand name and iconography, and (vii) create a sales and marketing capability through alliances to maximize near-term and future revenues. We believe that existing wellness and therapeutic targets, such as myostatin, represent a rational entry point for additional drug discovery efforts and are evaluating a separate, concurrent objective in this area.

Our executive offices are currently located at 45 Horsehill Road, Suite 106, Cedar Knolls, New Jersey 07927 and our telephone number is (973) 509-0444. Our website address is http://www.myoscorp.com. The information on our website is not, and shall not be deemed to be, a part of this prospectus or incorporated in filings we make with the Securities and Exchange Commission.

Recent Developments

Private Placement

On January 27, 2014, we consummated a private placement of units comprised of (i) one share of our common stock, and (ii) two series of warrants to purchase shares of our common stock as follows: (a) a Series A warrant to purchase shares of our common stock at an exercise price of $15.00 per share and (b) a Series B warrant to purchase shares of our common stock at an exercise price of $45.00 per share, to accredited investors at a purchase price of $7.50 per unit.  In the offering, we issued 631,346 shares of common stock, 315,676 Series A warrants and 157,846 Series B warrants for aggregate gross proceeds of $4.375 million.

Stock Split

On February 5, 2014, we filed a Certificate of Change with the Secretary of State of the State of Nevada to effect a reverse stock split of our outstanding and authorized shares of common stock at a ratio of 1-for-50. As a result of the stock split, the number of our authorized shares of common stock decreased from 300,000,000 to 6,000,000 shares and the number of our authorized shares of preferred stock decreased from 25,000,000 to 500,000 shares.  The effective date of the stock split was February 10, 2014.

THE OFFERING

Securities offered by Selling Stockholders:	1,152,218 shares of common stock, including 473,522 shares of common stock issuable upon exercise of warrants

Trading Market:	The common stock offered in this prospectus is quoted on the OTC Bulletin Board under the symbol “MYOS.”

Common Stock outstanding (as of April 23, 2014):	2,919,235 shares

Use of Proceeds:
We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders but may receive proceeds from the exercise of warrants held by the warrant holders.  If all of the warrants exercisable for shares of common stock are exercised for cash, we could receive proceeds of up to approximately $11.8 million. We intend to use the proceeds received upon exercise of the warrants, if any, for working capital and general corporate purposes.

Plan of Distribution:
The selling stockholders, and their pledges, donees and transferees or other successors in interest, may from time to time offer and sell, separately or together, some or all of the common stock covered by this prospectus. Registration of the common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. See “Plan of Distribution.”

Risk Factors:
Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities offered in this prospectus.

Unless we indicate otherwise, all information in this prospectus:

•	is based on 2,919,235 shares of common stock outstanding as of April 23, 2014;

•
reflects a 1-for-50 reverse stock split of our issued and outstanding shares of common stock effected on February 10, 2014 and the corresponding adjustment of all common stock price, per share and stock option and warrant exercise price data;

•	excludes 288,820 shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $15.01 per share; and

•	excludes 947,022 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $35.00 per share.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before purchasing our common stock, you should carefully consider the following risk factors as well as other information contained in this prospectus, including our financial statements and the related notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could materially and adversely affected. In that case, the trading price of our securities could decline, and you may lose some or all of your investment.

RISKS RELATING TO OUR BUSINESS

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We are a development stage company and have a limited operating history. Our future prospects should be considered in light of the risks and uncertainties experienced by early stage companies in evolving markets such as the market for our current product and future products, if any, in the United States.  We will continue to encounter risks and difficulties that companies at a similar stage of development frequently experience, including the potential failure to:

●	Build a strong and compelling consumer brand;

●	Adequately protect and build our intellectual property;

●	Develop new products;

●	Conduct successful research and development activities;

●	Increase awareness of our product and develop customer loyalty;

●	Respond to competitive market conditions;

●	Respond to requirements and changes in our regulatory environment;

●	Maintain effective control of our costs and expenses; and

●	Attract, retain and motivate qualified personnel.

If we are unable to address any or all of the foregoing risks, our business may be materially and adversely affected.

MYO-T12 is currently our sole product and we are highly dependent on the successful marketing and sales of MYO-T12. There is no assurance that we will be able to develop any additional products.

MYO-T12, which is branded under the MYO-X name, and distributed by MHP, is currently our sole product.  For the year ended December 31, 2013, our revenues for this product were only $3,548,193 ($3,317,885 net of rebates). We may fail to successfully market and promote MTO-T12.  Successfully marketing and promoting products such as MTO-T12 is a complex and uncertain process, dependent on the efforts of management, distributors, outside consultants and general economic conditions, among other things.  Any factors that adversely impact the marketing and sales of MYO-T12 including, but not limited to, competition, acceptance in the marketplace, or delays related to production and distribution or regulatory issues, will likely have a negative impact on our cash flow and operating results.  The commercial success of our product also depends upon:

●	the quality and acceptance of other competing brands and products;
●	creating effective distribution channels and brand awareness;
●	critical reviews;
●	the availability of alternatives;
●	general economic conditions; and
●	other tangible and intangible factors.

Each of these factors is subject to change and cannot be predicted with certainty. We cannot assure you that we will be successful in developing or marketing any potential enhancements to MYO-T12 or any other products.  Our inability to successfully market our current products and/or successfully develop and market additional products or any enhancements to our products which we may develop, would have a material adverse effect on our business and results of operations.

We have a history of losses and cash flow deficits, and we expect to continue to operate at a loss and to have negative cash flow for the foreseeable future, which could cause the price of our stock to decline.

We have incurred net losses since our inception. At December 31, 2013, we had cumulative net losses of approximately $14.0 million.  We also had negative cash flow from start-up activities.  Historically, we have funded our operations from the proceeds from the sale of equity securities, and to a lesser extent, internally generated funds.  Our growth strategy is to implement our strategic business plan, which is likely to result in additional losses and negative cash flow for the foreseeable future. We cannot give assurances that we will ever become profitable.

We will need to raise additional funds in the future to grow our business, which funds may not be available on acceptable terms or at all. If we are unable to raise funds as needed, we may not be able to maintain or expand our business.

We expect that our current funds, as of December 31, 2013, together with $4.375 million received from a private placement in January 2014 and cash generated from operations, will be sufficient to fund our projected operations through December 2014.  We require substantial funds for operating expenses, for research and development activities, to establish manufacturing capability, to develop consumer marketing and retail selling capability, and to cover public company costs. We may seek additional funding through public or private financing or through collaborative arrangements with strategic partners.

The extent of our capital needs will depend on numerous factors, including (i) our profitability, (ii) the release of competitive products, (iii) the level of investment in research and development and (iv) the amount of our capital expenditures.  We cannot assure you that we will be able to obtain capital in the future to meet our needs.  If we cannot obtain additional funding, we may be required to limit our marketing efforts, decrease or eliminate capital expenditures or cease all or a portion of our operations, including any research and development activities.

We cannot be certain that additional capital will be available on favorable terms, if at all. In addition, any available additional financing may not be adequate to meet our goals. Any equity financing would result in dilution to stockholders.

Even if we are able to locate a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us.

Any future capital investments could dilute or otherwise materially adversely affect the holdings or rights of our existing stockholders.  In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock.  There is no assurance that any additional financing will be available, or if available, will be on terms favorable to us.

Since our revenues are generated in U.S. dollars but a significant portion of our expenses may be incurred in euros, our earnings may be reduced due to currency exchange rate fluctuations.

Our revenues are generated in U.S. dollars, while a significant portion of our expenses, principally the payments to our manufacturer, may be paid in euros. The exchange rate between the euro and the U.S. dollar may fluctuate and is affected by, among other things, changes in political and economic conditions. Any significant fluctuation in the exchange rate for these currencies may materially and adversely affect our earnings, cash flows and financial condition.

If we are unable to manage our infrastructure growth, our business results may be materially and adversely affected.

We need to manage our infrastructure growth to support and maximize our potential revenue growth and achieve our expected business results.   Engaging the full capacity of our limited staff may place a significant strain on our management, operations, and accounting and information systems.  We expect that we will need to continue to improve our financial controls, operating procedures and management information systems.  The failure to manage our infrastructure growth could adversely affect our business results.

If we are not able to implement our business objectives, our operations and financial performance may be adversely affected.

Our principal objectives are to: (i) deepen the scientific understanding of the activity of MYO-T12, specifically as a natural and temporary modulator of the regulatory peptide myostatin, and to leverage this knowledge to strengthen and build our intellectual property, (ii) conduct research and development activities to evaluate myostatin modulation in a range of both wellness and disease states, (iii) identify other products and technologies which may broaden our portfolio and define a business development strategy to protect, enhance and accelerate the growth of our products, (iv) reduce the cost of manufacturing through process improvement, (v) identify contract manufacturing resources that can fully meet our future growth requirements, (vi) develop a differentiated and advantaged consumer positioning, brand name and iconography, and (vi) create a sales and marketing capability through alliances to maximize near-term and future revenues. Our business plan is based on circumstances currently prevailing and the bases and assumptions that certain circumstances will or will not occur as well as the inherent risk and uncertainties involved in various stages of development.  However there is no assurance that we will be successful in achieving our objectives.  If we are not able to achieve our objectives, our business operations and financial performance may be adversely affected.

If we lose the services of our key personnel, we may be unable to replace them, and our business, financial condition and results of operations could be adversely affected.

Our success largely depends on the continued skills, experience, efforts and policies of our management, directors and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, certain of our directors, including Dr. Robert Hariri and Dr. Louis Aronne, have significant research and development experience and are integral to the creation of our future products and the execution of our business strategy.  In addition, our prospects depend substantially on the services of Peter Levy, our President.

If one or more of our key employees or directors leaves us, we will need to find a replacement with the combination of skills and attributes necessary to execute our strategy. Because competition for skilled employees is intense, and the process of finding qualified individuals can be lengthy and expensive, we believe that the loss of the services of key personnel could adversely affect our business, financial condition and results of operations. We cannot assure you that we will continue to retain such personnel.

Our success depends on our ability to anticipate and respond in a timely manner to changing consumer demands.

Our success depends on the appeal of our current and future products to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change.  If our current and future products do not meet consumer demands, our sales may decline.  In addition, our growth depends upon our ability to develop new products through product line extensions and product modifications, which involve numerous risks.  We may not be able to accurately identify consumer preferences, translate our knowledge into customer accepted products or successfully integrate these products with our existing product platform or operations.  We may also experience increased expenses incurred in connection with product development, marketing and advertising that are not subsequently supported by a sufficient level of sales, which would negatively affect our margins.  Furthermore, product development may divert management’s attention from other business concerns, which could cause sales of our existing product to suffer.  We cannot assure you that newly developed products will contribute favorably to our operating results.

Products often have to be promoted heavily in stores or in the media to obtain visibility and consumer acceptance. Acquiring distribution for products is difficult and often expensive due to slotting and other promotional charges mandated by retailers. Products can take substantial periods of time to develop consumer awareness, consumer acceptance and sales volume. Accordingly, some products may fail to gain or maintain sufficient sales volume and as a result may have to be discontinued.

If our current or future products fail to properly perform, our business could suffer due to increased costs and reduced income.  Failure of our current or future products to meet consumer expectations could result in decreased sales, delayed market acceptance of our products, increased accounts receivable, unsaleable inventory and customer returns, and divert our resources to reformulation or alternative products.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

We face competitors that will attempt to create, or are already creating, products that are similar to our current and future products.  Many of our current and potential competitors have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do.  These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers or adopt more aggressive pricing policies.  We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Our business is dependent on continually developing or acquiring new and advanced products and processes and our failure to do so may cause us to lose our competitiveness and may adversely affect our operating results.

To remain competitive in our industry, we believe it is important to continually develop new and advanced products and processes.  There is no assurance that competitive new products and processes will not render our existing products obsolete or non-competitive.  Our competitiveness in the marketplace relies upon our ability to enhance our current products, introduce new products, and develop and implement new technologies and processes.  Our failure to evolve and/or develop new or enhanced products may cause us to lose our competitiveness in the marketplace and adversely affect our operating results.

Adverse publicity or consumer perception of our products and any similar products distributed by others could harm our reputation and adversely affect our sales and revenues.

We are highly dependent upon positive consumer perceptions of the safety and quality of our products as well as similar products distributed by our competitors.  Consumer perception of dietary supplements and our products in particular can be substantially influenced by scientific research or findings, national media attention and other publicity about product use.  Adverse publicity from such sources regarding the safety, quality or efficacy of dietary supplements, in general, and our products in particular, could harm our reputation and results of operations.  The mere publication of reports asserting that such products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

The scientific support for MYO-T12 is subject to uncertainty.

Our research, scientific knowledge and clinical testing supporting the benefits of our products are an essential element of our ability to legally market our products.  There is, however, the risk that new or undiscovered information may become available that may undermine or refute our scientific support.  In addition, our clinical testing of MYO-T12 has been limited in scope and additional testing may reveal deficiencies and side effects that we are currently unaware of.  A reduction in the credibility of our scientific support for the nutritional benefits of MYO-T12 could have a material adverse effect on our operations and financial conditions.

If we are required to withdraw our product from the market, change the labeling of our product and/or are subject to product liability claims, our operations and financial performance may be adversely affected.

There is a potential for any ingested product to result in side effects in certain consumers.  Although we are not aware of any adverse effects of our product on the health of consumers, if any such side effects are identified after marketing and sale of the product, we may be required to withdraw our product from the market or change its labeling. We may also be required to withdraw our product from the market as a result of regulatory issues. If we are required to withdraw our product from the market, our business operations and financial performance may be adversely affected.  Furthermore, if a product liability claim is brought against us, it may, regardless of merit or eventual outcome, result in damage to our reputation, decreased demand for our products, costly litigation and loss of revenue.

An increase in product returns could negatively impact our operating results and profitability.

We permit the return of damaged or defective products and accept limited amounts of product returns in certain instances. While such returns have historically been nominal and within management’s expectations and the provisions established, future return rates may differ from those experienced in the past. Any significant increase in damaged or defective products or expected returns could have a material adverse effect on our operating results for the period or periods in which such returns materialize.

We are dependent on third-party manufacturers, suppliers and processors.

We currently rely on third-party manufacturers, suppliers and processors to produce MYO-T12.  If our manufacturers, suppliers or processors are unable to provide us with the required finished products or raw materials or are unable or unwilling to produce sufficient quantities of MYO-T12, our business and revenues will be adversely affected.

A shortage in the supply of, or a price increase in, raw materials could increase our costs or adversely affect our sales and revenues.

All of the raw materials are sourced from third-party suppliers with whom we do not have any long-term supply contracts.  Any shortages in our raw materials could result in materially higher raw material prices and adversely affect our ability to outsource the production of our product.  Price increases from a supplier will affect our profitability if we are not able to pass price increases on to customers.  The inability to obtain adequate supplies of raw materials in a timely manner or a material increase in the price of our raw materials could have a material adverse effect on our business, financial condition and results of operations.

Our product has a limited shelf life which could result in costs associated with inventory which exceeds the appropriate age limits.

Our product is comprised of egg-yolk and thus has a limited shelf life. Accordingly, product which exceeds the appropriate age limits may not be sold and must be destroyed.  This would have an adverse financial impact associated with the cost of writing off obsolete inventory.

A single distributor accounts for a substantial portion of our sales and the loss or material reduction in purchases by this distributor, if not replaced, would adversely affect our sales and operating results.

We currently have one distributor (MHP) that provides marketing, sales and distribution of MYO-T12, which is branded under the MYO-X name, and distributed by MHP in specialty retail and other outlets. For the years ended December 31, 2013 and 2012, MHP accounted for approximately 99.8% and 91.5% of our sales. The loss of this distributor or a material reduction in purchases by this distributor, if not replaced, would adversely affect our business and operating results.

We have no manufacturing capacity and anticipate continued reliance on third-party manufacturers for the development and commercialization of our products.

We do not currently operate manufacturing facilities for production of our product. We lack the resources and the capabilities to manufacture our product on a commercial scale. We do not intend to develop facilities for the manufacture of our products in the foreseeable future. We rely on third-party manufacturers to produce bulk products required to meet our sales needs. We plan to continue to rely upon contract manufacturers to manufacture commercial quantities of our products.

Our contract manufacturers’ failure to achieve and maintain high manufacturing standards, in accordance with applicable regulatory requirements, or the incidence of manufacturing errors, could result in consumer injury or death, product shortages, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business. Contract manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. Our existing manufacturers and any future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business. In the event of a natural disaster, business failure, strike or other difficulty, we may be unable to replace a third-party manufacturer in a timely manner and the production of our products would be interrupted, resulting in delays, additional costs and reduced revenues.

Our research and development activities may be costly and/or untimely, and there are no assurances that our research and development activities will either be successful or completed within the anticipated timeframe, if ever at all.

Research and development activities may be costly and/or untimely, and there are no assurances that our research and development activities will either be successful or completed within the anticipated timeframe, if at all. The continued research and development of MYO-T12 and our future products is important to our success. In addition, the development of new products requires significant research, development and testing all of which require significant investment and resources.  At this time, our resources are limited and our research and development activities are dependent upon our ability to fund our activities and to raise capital which may not be possible.  We may enter into agreements with third party vendors to engage in research and development for us. However, the failure of the third-party research to perform under agreements entered into with us, or our failure to renew important research agreements with a third party, may delay or curtail our research and development efforts.  The research and development of new products is costly and time consuming, and there are no assurances that our research and development activities will be successful.  Even if a new product is developed, there is no assurance that it will be commercialized or result in sales.

We may not be able to protect our intellectual property rights upon which our business relies, which could cause our assets to lose value.

Our business depends on and will continue to depend on our intellectual property, including our valuable brands and internally-developed products. We believe our intellectual property rights are important to our continued success and our competitive position. However, we may be unable or unwilling to strictly enforce our intellectual property rights, including our patents and trademarks, from infringement due to the substantial costs of such enforcement.  In addition, while there are patents pending for our core product, there is no assurance that such application will be approved. Our failure to enforce our intellectual property rights could diminish the value of our brands and product offerings and harm our business and future growth prospects.

In addition, unauthorized parties may attempt to copy or otherwise obtain and use our services, technology and other intellectual property, and we cannot be certain that the steps we have taken to protect our proprietary rights will prevent any misappropriation or confusion among consumers and merchants, or unauthorized use of these rights. Advancements in technology have exacerbated the risk by making it easier to duplicate and disseminate intellectual property. In addition, as our business becomes more global in scope, we may not be able to protect our proprietary rights in a cost-effective manner in a multitude of jurisdictions with varying laws. If we are unable to procure, protect and enforce our intellectual property rights, we may not realize the full value of these assets, and our business may suffer. If we need to commence litigation to enforce our intellectual property rights or determine the validity and scope of the proprietary rights of others, such litigation may be costly and divert the attention of our management.

We may be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to sell some of our products.

We may become subject to intellectual property litigation or infringement claims, which could cause us to incur significant expenses to defend such claims, divert management’s attention or prevent us from manufacturing, selling or using some aspect of our current or future products.  If we choose or are forced to settle such claims, we may be required to pay for a license to certain rights, pay royalties on both a retrospective and prospective basis, and/or cease manufacturing and selling certain infringing products.  Future infringement claims against us by third parties may adversely impact our business, financial condition and results of operations.

Our insurance coverage may be insufficient to cover our legal claims or other losses that we may incur in the future.

We maintain insurance, including property, general and product liability and other forms of insurance to protect ourselves against potential loss exposures.  In the future, insurance coverage may not be available at adequate levels or on adequate terms to cover potential losses.  If insurance coverage is inadequate or unavailable, we may face claims that exceed coverage limits or that are not covered, which could increase our costs and adversely affect our operating results.

We may be subject to uncertain and costly compliance with government regulations.

The importing, manufacturing, processing, formulating, packaging, labeling, distributing, selling and advertising of our current and future products may be subject to regulation by one or more federal or state agencies.  The Food and Drug Administration, or the FDA, has primary jurisdiction over our product pursuant to the Federal Food, Drug and Cosmetic Act, as amended by the Dietary Supplement and Health Education Act, or the FDCA, and regulations promulgated thereunder. The FDCA provides the regulatory framework for the safety and labeling of dietary supplements, foods and medical foods. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements.  In addition, the Animal Plant Health and Inspection Service, or APHIS, regulates the importation of our primary product from Germany.  The Federal Trade Commission, or the FTC, and the FDA share jurisdiction over the promotion and advertising of dietary supplements.  Pursuant to a memorandum of understanding between the two agencies, the FDA has primary jurisdiction over claims that appear on product labels and labeling and the FTC has primary jurisdiction of product advertising.

Compliance with applicable federal, state, and local laws and regulations is a critical part of our business.  We endeavor to comply with all applicable laws and regulations.  However, as with any regulated industry, the laws and regulations are subject to interpretation and there can be no assurances that a government agency would necessarily agree with our interpretation of the governing laws and regulations.  Moreover, we are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future.  These regulations could, however, require the reformulation of our product to meet new standards, market withdrawal or discontinuation of certain products not able to be reformulated.  The risk of a product recall exists within the industry although we endeavor to minimize the risk of recalls by distributing a product that is not adulterated or misbranded.  However, the decision to initiate a recall is often made for business reasons in order to avoid confrontation with FDA.

Our primary product MYO-T12 is required to be prepared in compliance with the FDA’s Good Manufacturing Practices, or GMPs, for dietary supplements.  MYO-T12 is also required to be imported into the United States in conformance with APHIS’s requirements for egg products.  In the event it is determined that we have not complied with the foregoing requirements, we may be required to initiate a recall of MYO-T12 and/or be subject to financial or other penalties. We are continuously monitoring and reviewing our processes to ensure compliance with APHIS and limit the likelihood of potential recalls.

Other statutory obligations include reporting all serious adverse events on a Medwatch Form 3500A.  To date, we have not filed a Medwatch Form 3500A with the FDA nor have we been placed on notice regarding any serious adverse events related to MYO-T12.  Since eggs are considered a major food allergen under the Food Allergen Labeling and Consumer Protection Act of 2004, the labeling of MYO-T12 must note that the product contains egg yolk.

Advertising of dietary supplement products is subject to regulation by the FTC under the Federal Trade Commission Act, or FTCA, which prohibits unfair methods of competition and unfair or deceptive trade acts or practices in or affecting commerce.  The FTCA provides that the dissemination of any false advertising pertaining to foods, including dietary supplements, is an unfair or deceptive act or practice.  Under the FTC's substantiation doctrine, an advertiser is required to have a reasonable basis for all objective product claims before the claims are made. All advertising is required to be truthful and not misleading. All testimonials are required to be typical of the results the consumer may expect when using the product as directed. Accordingly, we are required to have adequate substantiation of all material advertising claims made for our products.  Failure to adequately substantiate claims may be considered either deceptive or unfair practices.

We have limited recourse in the event there are any breaches of the representations, warranties and covenants under the purchase agreement.

The purchase agreement provides that in the event of a breach of a representation, warranty or covenant of Peak, our sole remedy for such breach is against Peak. Accordingly, our inability to recover against Peak for any breach under the purchase agreement could have a material adverse effect on our operations.

RISKS RELATED TO OUR COMMON STOCK

Trading in our common stock over the last 12 months has been limited, so investors may not be able to sell as many of their shares as they want at prevailing prices.

Shares of our common stock are traded on the OTC Bulletin Board (and the OTCQB) under the symbol “MYOS.”  There has been limited trading in our shares over the last 12 months.  If limited trading in the common stock continues, it may be difficult for investors to sell such shares in the public market at any given time at prevailing prices.  Also, the sale of a large block of common stock could depress the market price of the common stock to a greater degree than a company that typically has a higher volume of trading of its securities.

An active and visible trading market for our common stock may not develop.

We cannot predict whether an active market for our common stock will develop in the future. In the absence of an active trading market:

●	Investors may have difficulty buying and selling or obtaining market quotations;

●	Market visibility for our common stock may be limited; and

●	A lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ Capital Market or the NYSE MKT.  The trading price of the common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors.  These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in financial estimates by securities research analysts;

●	conditions in nutraceutical and pharmaceutical markets;

●	changes in the economic performance or market valuations of other nutraceutical companies;

●	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	addition or departure of key personnel;

●	intellectual property or other litigation; and

●	general economic or political conditions.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our stock.

Our stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

If our future operations or acquisitions are financed through the issuance of equity securities, our stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. We have also adopted an equity incentive plan for our directors, officers, employees, consultants and advisors and granted options to purchase shares of our common stock under the plan. We have reserved 400,000 shares of our common stock under the plan. The issuance of shares of our common stock upon the exercise of these options may result in dilution to our stockholders.

Our current management can exert significant influence over us and make decisions that are not in the best interests of all stockholders.

Our executive officers and directors beneficially own as a group approximately 16.8% of our outstanding shares of common stock. As a result, they will be able to assert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our outstanding shares of common stock could have the effect of delaying or preventing a change in control, or otherwise discouraging or preventing a potential acquirer from attempting to obtain control. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of the owners of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and, accordingly, could cause us to enter into transactions or agreements that we would not otherwise consider.

Compliance with changing corporate governance regulations and public disclosure, and our management’s inexperience with such regulations, will result in additional expenses and creates a risk of non-compliance.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.  Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting.  Our management team will need to invest significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.  In addition, our management has limited experience with compliance with U.S. securities laws.  This inexperience may cause us to fall out of compliance with applicable regulatory requirements, which could lead to enforcement action against us and a negative impact on our stock price.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is currently quoted for trading on the OTC Bulletin Board, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act.  Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a recognized national exchange; (iii) it is not quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their common stock at or above the price they paid for them.

We could issue blank check preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Nevada law could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation provides for the authorization to issue up to 500,000 shares of blank check preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. In addition, advanced notice is required prior to stockholder proposals.

Nevada corporations laws limit the personal liability of corporate directors and officers and require indemnification under certain circumstances.

Section 78.138(7) of the Nevada Revised Statutes provides that, subject to certain very limited statutory exceptions or unless the articles of incorporation provide for greater individual liability, a director or officer of a Nevada corporation is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach involved intentional misconduct, fraud or a knowing violation of law. We have not included in our articles of incorporation any provision intended to provide for greater liability as contemplated by this statutory provision.

In addition, Section 78.7502(3) of the Nevada Revised Statutes provides that to the extent a director or officer of a Nevada corporation has been successful on the merits or otherwise in the defense of certain actions, suits or proceedings (which may include certain stockholder derivative actions), the corporation shall indemnify such director or officer against expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer in connection therewith.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

RISKS RELATED TO OUR FUTURE PRODUCTS

The research and development of pharmaceutical products, which is separate from nutritional supplements, entails special considerations and risks. If we are successful in developing pharmaceutical products for muscular-related conditions, we will be subject to, and possibly adversely affected by, the following risks:

Our failure to obtain costly government approvals, including required FDA approvals, or to comply with ongoing governmental regulations relating to our technologies and proposed products and formulations could delay or limit introduction of our proposed formulations and products and result in failure to achieve revenues or maintain our ongoing business.

Our research and development activities for our products and product candidates are currently at an early development stage and are subject to extensive regulation for safety, efficacy and quality by numerous government authorities in the United States and abroad. Before receiving FDA regulatory clearance to market our future proposed formulations and products, we will have to demonstrate that our formulations and products are safe and effective in the patient population and for the diseases that are to be treated. Clinical trials, manufacturing and marketing of drugs are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern and influence the testing, manufacture, labeling, advertising, distribution and promotion of drugs and medical devices. As a result, regulatory approvals can take a number of years or longer to accomplish and require the expenditure of substantial financial, managerial and other resources.

Conducting and completing the clinical trials necessary for FDA approval is costly and subject to intense regulatory scrutiny as well as the risk of failing to meet the primary endpoint of such trials. We will not be able to commercialize and sell our future products and formulations without successfully completing such trials.

In order to conduct clinical trials that are necessary to obtain approval by the FDA to market a formulation or product, it is necessary to receive clearance from the FDA to conduct such clinical trials. The FDA can halt clinical trials at any time for safety reasons or because we or our clinical investigators did not follow the FDA’s requirements for conducting clinical trials. If we are unable to receive clearance to conduct clinical trials or the trials are permanently halted by the FDA, we would not be able to achieve any revenue from such product as it is illegal to sell any drug or medical device for human consumption or use without FDA approval.

Data obtained from clinical trials are susceptible to varying interpretations, which could delay, limit or prevent regulatory clearances.

Data we may obtain in the future, from non-clinical studies and clinical trials do not necessarily predict the results that will be obtained from later non-clinical studies and clinical trials. Moreover, non-clinical and clinical data are susceptible to multiple and varying interpretations, which could delay, limit or prevent regulatory approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of a proposed formulation or product under development could delay or prevent regulatory clearance of the product candidate, resulting in delays to commercialization, and could materially harm our business. In addition, our clinical trials may not demonstrate sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approvals for our drugs, and thus our proposed drugs may not be approved for marketing. Finally, if any of our clinical trials do not meet their primary endpoints, we would need to redo such clinical trials in order to progress development of the subject product. These additional trials would be costly and divert resources from other projects.

Competitors may develop competing technologies or products which outperform or supplant our technologies or products.

Drug companies and/or other technology companies may in the future seek to develop and market pharmaceutical products which may compete with our future technologies and products. Competitors may in the future develop similar or different technologies or products which may become more accepted by the marketplace or which may supplant our technology entirely. In addition, many of our future competitors may be significantly larger and better financed than we are, thus giving them a significant advantage over us.

We may be unable to respond to competitive forces presently in the marketplace (including competition from larger companies), which would severely impact our business. Moreover, should competing or dominating technologies or products come into existence and the owners thereof patent the applicable technological advances, we could also be required to license such technologies in order to continue to manufacture, market and sell our products. We may be unable to secure such licenses on commercially acceptable terms, or at all, and our resulting inability to manufacture, market and sell the affected products could have a material adverse effect on us.

The market for our product candidates is rapidly changing and competitive, and new drug delivery mechanisms, drug delivery technologies, new drugs and new treatments which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

Even if successfully developed, our product candidates may not gain market acceptance among physicians, patients and healthcare payers, which may not utilize our products.  If our product candidates do not achieve market acceptance, our business and financial condition will be materially adversely affected. The pharmaceutical industry is subject to rapid and substantial technological change. Developments by others may render our technologies and our product candidates noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others now existing or diversifying into the field is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities, human resources and budgets than we do, as well as substantially more marketing, manufacturing, financial and managerial resources. These entities represent significant competition for us. Acquisitions of, or investments in, competing pharmaceutical or biotechnology companies by large corporations could increase such competitors’ financial, marketing, manufacturing and other resources.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes certain “forward-looking statements” relating to such matters as anticipated financial performance, future revenues or earnings, business prospects, projected ventures, new products and services, anticipated market performance and similar matters.  The words “may,” “will,” expect,” anticipate,” “continue,” “estimate,” “project,” “intend,” and similar expressions are intended to identify forward-looking statements regarding events, conditions, and financial trends that may affect future plans of operations, business strategy, operating results, and financial position.

We caution readers that a variety of factors could cause actual results to differ materially from anticipated results or other matters expressed in forward-looking statements. These risks and uncertainties, many of which are beyond our control, include:

●	our ability to produce, market and generate sales of our products;

●	our ability to develop and introduce new products;

●	projected future sales, profitability and other financial metrics;

●	our ability to attract and retain key members of our management team;

●	our reliance on third-party suppliers and a single manufacturer;

●	shortages in the supply of, or increases in the prices of, raw materials;

●	our ability to conduct research and development activities and the success of such activities;

●	our ability to obtain governmental approvals and comply with governmental regulations;

●	future financing plans;

●	anticipated needs for working capital;

●	anticipated trends in our industry;

●	our ability to expand our sales and marketing and other operational capabilities; and

●	competition existing today or that will likely arise in the future.

Although management believes the expectations reflected in these forward-looking statements are reasonable, such expectations cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus but may receive proceeds from the exercise of warrants held by the warrant holders. All proceeds from the sale of the common stock will be paid directly to the selling stockholders.  If all of the warrants exercisable for shares of common stock are exercised for cash, we could receive proceeds of up to approximately $11.8 million. The holders of the warrants are not obligated to exercise the warrants for cash or at all and we cannot assure that the holders of the warrants will choose to exercise all or any of the warrants. We intend to use the proceeds received upon exercise of the warrants, if any, for working capital and general corporate purposes.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to fund the purchase of indium and expansion of our business, and we do not anticipate paying any cash dividends for the foreseeable future following this offering. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant. In addition, the terms of any future debt or credit facility may preclude us from paying dividends.

Market Price and Dividend Information

Our common stock is quoted on the OTC Bulletin Board under the symbol “MYOS.” Quotations for our common stock are also available under the same symbol on OTC Market Group’s OTCQB. The following table sets forth, as adjusted for the reverse stock split of 1-for-50 effective February 10, 2014, for the periods indicated, the high and low bid prices for shares of our common stock as reported on the OTC Bulletin Board:

Period	High	Low
April 1, 2014 through June 30, 2014 (through April 23, 2014)	$16.45	$11.65
January 1, 2014 through March 31, 2014	$14.95	$6.00
October 1, 2013 through December 31, 2013	$9.00	$6.00
July 1, 2013 through September 30, 2013	$10.00	$6.00
April 1, 2013 through June 30, 2013	$11.00	$4.00
January 1, 2013 through March 31, 2013	$12.00	$6.50
October 1, 2012 through December 31, 2012	$17.50	$6.00
July 1, 2012 through September 30, 2012	$24.50	$10.50
April 1, 2012 through June 30, 2012	$25.00	$4.50
January 1, 2012 through March 31, 2012	$7.00	$3.00

These bid prices were obtained from the OTC Bulletin Board and do not necessarily reflect actual transactions, retail markups, mark downs or commissions. As of April 23, 2014, the last reported sales price of our shares on the OTC Bulletin Board was $12.30. No assurance can be given that an established public market will develop in our common stock, or if any such market does develop, that it will continue or be sustained for any period of time.

We had approximately 160 record holders of the common stock as of April 23, 2014.  This does not include an indeterminate number of stockholders whose shares may be held by brokers in street name.  The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.  Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities.  There are no redemption or sinking fund provisions applicable to the common stock.

Our independent stock transfer agent is Island Stock Transfer which is located at 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forwarding looking statements as a result of certain factors, including but not limited to, those which are not within our control.

Overview

We were incorporated in the State of Nevada on April 11, 2007.  Prior to February 2011, we did not have any operations and did not generate any revenues.  In February 2011, we acquired our platform dietary supplement product called MYO-T12.  Since February 2011, our principal activities have been focused on the discovery, development and commercialization of nutritional supplements, functional foods, therapeutic products and other technologies aimed at maintaining or improving the health and performance of muscle tissue.   We are developing a marketing and sales strategy to maximize revenues from MYO-T12 in a consumer base of body builder and fitness users as well as a broader target of age management.  Additionally, we are evaluating the value of this product in the therapeutic markets, including the treatment of sarcopenia, cachexia, anorexia, obesity and muscular-related conditions. In 2013, we trademarked the name "FORTETROPIN" for the main ingredients contained in MYO-T12.

Plan of Operation

We are focused on the discovery, development and commercialization of nutritional supplements, functional foods, therapeutic products and other technologies aimed at maintaining or improving the health and performance of muscle tissue.  Our initial core product is MYO-T12, a natural, reversible, temporary myostatin-inhibiting product.  Our sales are conducted pursuant to our distribution agreement with MHP.  Our plan of action over the next twelve months is to: (i) deepen the scientific understanding of the activity of MYO-T12 (or Fortetropin™, which refers to fertilized egg yolk powder), specifically as a natural, reversible, temporary modulator of the regulatory peptide myostatin, and to leverage this knowledge to strengthen and build our intellectual property, (ii) conduct research and development activities to evaluate myostatin modulation in a range of both wellness and disease states, (iii) identify other products and technologies which may broaden our portfolio and define a business development strategy to protect, enhance and accelerate the growth of our products, (iv) reduce the cost of manufacturing through process improvement, (v) identify contract manufacturing resources that can fully meet our future growth requirements, (vi) develop a differentiated and advantaged consumer positioning, brand name and iconography, and (vii) create a sales and marketing capability through alliances to maximize near-term and future revenues. We believe that existing wellness and therapeutic targets, such as myostatin, represent a rational entry point for additional drug discovery efforts and are evaluating a separate, concurrent objective in this area.

Our distribution agreement with MHP allows us to co-brand our product under the MYO-X name and focus on conducting clinical trials of MYO-T12 to support our marketing claims as well as to enhance our intellectual property, to develop product improvements and new products, and to reduce the cost of the product by finding more efficient manufacturing processes and contract manufacturers.  MHP's exclusivity expired in December 2013 and the parties are negotiating a new agreement.

As an early development-stage biotherapeutics and nutritional products company, we are dedicated to basic and clinical research which support our existing and future product portfolio.  We have launched our internal research and development efforts through construction of a dedicated protein chemistry and proteomics laboratory led by Dr. Neerav Padliya.  We incurred approximately $62,400 of costs related to the construction of its state-of-the-art research laboratory during 2013 which have been capitalized for future R&D activities.  This laboratory is actively evaluating the many active molecules in FORTETROPIN and our lead product MYO-T12. In addition, the research performed in this laboratory will establish a basis for the continued submission of patent applications to help protect the Company's intellectual property.  We are dedicated to protecting our innovative technology.

Additionally, we invest in research and development activities externally through academic and industry collaborations aimed at enhancing our products and broadening our product portfolio. We are committed to research and development and plan to invest approximately $1.2 million in research and development within the next twelve months, with continued investment in research and development in the future.

In July 2013, we entered into a pre-clinical study agreement with The Brigham and Woman’s Hospital, Inc. to conduct a pre-clinical study on the effects of MYO-T12 alone or in combination with testosterone on skeletal mass and the fat mass in a rodent model. In September 2013, we entered into a clinical study agreement with Hackensack University Medical Center to conduct a clinical study to determine the effects of MYO-T12 on blood chemistries and body mass index in healthy adult women.  In October 2013, we entered into an agreement with DIL for the development of a liquid dietary supplement formulation based on MYO-T12. In February 2014, we entered into an agreement with the University of Tampa to study the effects of MYO-T12 on skeletal muscle growth, strength and power in resistance trained males. The foregoing agreements are an integral part of our business strategy and we believe they will provide a clear scientific rationale for FORTETROPIN and MYO-T12's role as a nutritional product and support its use in different medical and health applications in the future.

We believe that the best use of any additional funding would be to pursue clinical studies and medical research to support differentiated and advantaged marketing claims, to build and enhance our competitive insulation via strategically based additional intellectual property, to develop product improvements and new products in consumer preferred dosage forms, to enhance overall marketing, to establish a scientific foundation for therapeutic applications for our technology, and to pursue best in class personnel.

Year Ended December 31, 2013 compared to Year Ended December 31, 2012

For the year ended December 31, 2013, we generated gross revenues of $3,548,193 ($3,317,885 net of rebates) compared to gross and net revenues of $934,459 ($911,726 net of rebates) for the year ended December 31, 2012.  We sold 88,716 cans (300 grams/can) of our product during the year ended December 31, 2013 compared to sales of 22,323 cans (300 grams/can) of our product during the year ended December 31, 2012.  Inflation and changing prices did not have a material impact on our revenues for the years ended December 31, 2013 and 2012. Gross profit for the year ended December 31, 2013 was $1,796,729 compared to $48,693 for the year ended December 31, 2012.

General and administrative expenses for the year ended December 31, 2013 increased to $6,063,918 compared to $3,084,186 for the year ended December 31, 2012, mostly due to higher advertising, consulting fees, professional fees, promotional, salary and research and development costs.   Research and development costs (which are included in general and administrative expenses) for the year ended December 31, 2013 were $754,262 compared to $206,821 for the year ended December 31, 2012.

Other income (expense) for the year ended December 31, 2013 increased to income of $4,393 compared to expense of ($878,967) for the year ended December 31, 2012, mostly due to no interest expense incurred during the current period.  The net loss for the year ended December 31, 2013 was $4,262,796 compared to a net loss of $3,914,460 for the year ended December 31, 2012.

Liquidity and Capital Resources

As of December 31, 2013, we had cash of $451,361 and $3,836,422 in total assets (which includes $2,038,377 of intangible assets).  For the year ended December 31, 2013, we used cash of $3,528,301.  We also have up to $500,000 available under a line of credit.

We plan to incur approximately $1,200,000 in research and development costs within the next twelve months in addition to normal operating cash needs.

In January 2014, we raised approximately $4.375 million through a private placement of its securities by issuing 631,346 shares of Common Stock, 315,676 Series A Warrants and 157,846 Series B Warrant.

We may seek to raise additional capital through the issuance of debt or equity securities.  We believe we will have sufficient funds for operations, inventory procurement, product development and research and development costs through December 31, 2014.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that we consider material.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, and disclosure of contingent liabilities at the date of the financial statements. Estimates are used for, but not limited to, the selection of the useful lives of property and equipment, provisions necessary for contingent liabilities, fair values, revenue recognition, taxes, budgeted costs and other similar charges. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Impact of Derivative Accounting

As a result of recent financing transactions we have entered into, our financial statements are impacted by the accounting effect of the application of derivative accounting. ASC Topic 815 and ASC Topic 815-40 govern the accounting treatment for both freestanding and embedded derivative financial instruments in our financial statements. Generally, warrants, conversion features in debt, and similar terms that include “full-ratchet” or reset provisions, which mean that the exercise or conversion price adjusts to pricing in subsequent sales or issuances, no longer meet the definition of indexed to a company's own stock and are not an exemption for equity classification provided in ASC Topic 815-15. The amount of non-cash gains or losses we record is based upon the fair market value of our common stock on the measurement date. The fair value of certain warrants outstanding which have “full-ratchet” or reset provisions (whereby the exercise or conversion price adjusts to pricing in subsequent sales or issuances in certain instances) is based on judgment as to the expected future volatility of our common stock.

Long-lived Assets

We apply the provisions of Financial Accounting Standard Board (FASB) Accounting Standards Codification (ASC) No. 360, Property, Plant and Equipment. ASC 360 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets.  Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

We test long-lived assets, including property, plant and equipment and other assets, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value.  Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets.  We consider historical performance and future estimated results in our evaluation of potential impairment and then compare the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset.  If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, we measure the amount of impairment by comparing the carrying amount of the asset to its fair value.  The estimation of fair value is generally measured by discounting expected future cash flows as the rate we utilize to evaluate potential investments.  We estimate fair value based on the information available in making the necessary estimates, judgments and projections.

Fair Value of Indefinite-Lived Intangible Assets

Our policy is to evaluate indefinite-lived intangible assets for possible impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An intangible asset with an indefinite life (the intellectual property) is evaluated for possible impairment by comparing the fair value of the asset with its carrying value. Fair value is estimated as the discounted value of future revenues arising from a trademark using a royalty rate that an independent party would pay for use of that trademark. An impairment charge is recorded if the trademark's carrying value exceeds its estimated fair value. An impairment charge is recorded if the carrying value of the goodwill exceeds its implied fair value. See Note 8 - Intellectual Property Purchase Agreement for information related to impairment charges recorded in 2011 for indefinite-lived intellectual property intangible assets.

Share Based Compensation

We account for share-based compensation under the provisions of ASC 718-10 Compensation - Stock Compensation and ASC 505-50 Equity Based Payments to Non-Employees.  ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. For stock options and restricted stock that do not vest immediately but which contain only a service vesting feature, we recognize compensation cost on the unvested shares and options on a straight-line basis over the remaining vesting period, net of any projected forfeitures.

We use the Black-Scholes option-pricing model as our method of valuation for share-based compensation. Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the term of the awards, and certain other market variables such as the risk free interest rate.

Income Taxes

We account for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before we are able to realize their benefits, or that future deductibility is uncertain.

We record a valuation allowance for deferred tax assets, if any, based on our estimates of future taxable income as well as tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized.  If we are able to utilize more of our deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would increase our net income when those events occur.

BUSINESS

Overview

We were incorporated in the State of Nevada on April 11, 2007.  Prior to February 2011, we did not have any operations and did not generate any revenues. In February 2011, we acquired our platform dietary supplement product called MYO-T12. Since February 2011, our principal activities have been focused on the discovery, development and commercialization of nutritional supplements, functional foods, therapeutic products and other technologies aimed at maintaining or improving the health and performance of muscle tissue.   We are developing a marketing and sales strategy to maximize revenues from MYO-T12 in a consumer base of body builder and fitness users as well as a broader target of age management.  Additionally, we are evaluating the value of this product in the therapeutic markets, including the treatment of sarcopenia, cachexia, anorexia, obesity and muscular-related conditions.

On February 25, 2011, we, a newly-formed wholly-owned subsidiary, and Peak Wellness, Inc., or Peak, entered into an intellectual property purchase agreement, or the purchase agreement, pursuant to which our subsidiary purchased from Peak the intellectual property pertaining to MYO-T12, a natural-myostatin inhibitor, including the formula, certain trademarks, trade secrets, patent applications and certain domain names.  In exchange for the assets, we paid Peak $1,150,000 (of which $450,000 was paid in cash and $700,000 via the issuance of a promissory note) and issued 7,024,000 shares of common stock to Peak.  On February 22, 2012, we paid the promissory note in full from the proceeds of a private placement that closed in February 2012.

We have earned revenues through the sale and distribution of MYO-T12.  In May 2012, we entered into a distribution agreement with Maximum Human Performance, or MHP, to provide marketing, sales and distribution of MYO-X, a branded version of MYO-T12, in specialty retail and other outlets.  We are continuing to develop additional channels for distributing our products in other markets.

Our principal objectives include efforts to: (i) deepen the scientific understanding of the activity of MYO-T12 (or Fortetropin™, which refers to fertilized egg yolk powder), specifically as a natural, reversible, temporary modulator of the regulatory peptide myostatin, and to leverage this knowledge to strengthen and build our intellectual property, (ii) conduct research and development activities to evaluate myostatin modulation in a range of both wellness and disease states, (iii) identify other products and technologies which may broaden our portfolio and define a business development strategy to protect, enhance and accelerate the growth of our products, (iv) reduce the cost of manufacturing through process improvement, (v) identify contract manufacturing resources that can fully meet our future growth requirements, (vi) develop a differentiated and advantaged consumer positioning, brand name and iconography, and (vii) create a sales and marketing capability through alliances to maximize near-term and future revenues. We believe that existing wellness and therapeutic targets, such as myostatin, represent a rational entry point for additional drug discovery efforts and are evaluating a separate, concurrent objective in this area.

Our executive offices are currently located at 45 Horsehill Road, Suite 106, Cedar Knolls, New Jersey 07927 and our telephone number is (973) 509-0444. Our website address is http://www.myoscorp.com. The information on our website is not, and shall not be deemed to be, a part of this prospectus or incorporated in filings we make with the Securities and Exchange Commission.

General

Subsequent to the acquisition of MYOS-T12 on February 25, 2011, we have been focusing on the discovery, development, and commercialization of nutritional supplements, functional foods, therapeutic products, and other technologies aimed at improving the health and performance of muscle tissue. We currently earn revenues from the distribution of MYO-T12, our platform dietary supplement product.  Our directors and members of our Scientific Advisory Board, including Dr. Robert Hariri, Dr. Robert Aston, Dr. Sol Barer, Dr. Louis Aronne, Dr. Caroline Apovian and Dr. Neilank Jha have significant research and development experience and we will consider retaining other individuals or companies to enhance our research and development activities as necessary.  While MYO-T12 is our first proprietary formulation, we plan to formulate or acquire additional products in the future.

Myostatin plays a central role in skeletal muscle health, and interest in myostatin continues to grow within the medical community.  As MYO-T12 is the only clinically proven natural supplement of which we are aware available in the market that temporarily reduces serum myostatin levels, we hope to capture first-mover advantage in the market place. The medical community has increased its focus on muscle health, specifically focusing on the aging U.S. population that can benefit most from myostatin modulation. We believe persons suffering from sarcopenia, which is muscle loss due to aging, may also benefit from MYO-T12 as muscle loss can be slowed by a reduction of myostatin in the body.

We believe that the combination of the above marketplace characteristics, combined with the experience of our directors and our management team and our current and future products will enable our business model to be successful.

Our Current Product—MYO-T12

In February 2011, we obtained all rights, trademarks and know-how to our platform dietary supplement product known as MYO-T12.  MYO-T12 has been shown in an acute clinical study (as described below) to temporarily influence human body levels of a genetic protein called myostatin.  MYO-T12 is manufactured to optimize biological activity and has demonstrated its potential in redefining existing standards of physical enhancement.  Myostatin is a substance identified in recent years as being a major force inhibiting muscle growth and recovery.  Myostatin is a protein produced by nearly every vertebrate animal including humans. Scientific research has identified rare animals and people that naturally lacked the gene needed to produce myostatin. These animals and humans appear healthy while being well-muscled and immensely strong. In the normal genome, myostatin is produced and increases with age inhibiting muscle growth and contributing to muscle atrophy in the aging

In 2005, Carlon M. Colker, M.D., FACN, our former Chief Medical Officer, discovered that follistatin, a natural substance known to inhibit myostatin, is found in significant levels in standard store-bought fertilized chicken eggs. These eggs, which are in the food supply, are 100% natural and are eaten regularly around the world.  When processed by a proprietary de-bulking and high-grade handling method, a concentrated biologically active powder is made.  This fertilized egg yolk powder now known as Fortetropin™ is the main ingredient in MYO-T12.

We believe that the underlying proprietary formulation technology of MYO-T12 provides us with a compelling product in the competitive marketplace. We believe MYO-T12, which is branded under the MYO-X name, is the only supplement of its kind available in the market that is backed by published scientific research demonstrating a reduction in blood levels of myostatin.  MYO-T12 is composed primarily of egg yolk, fructose and flavorings and is sold in 300 gram containers, which provides approximately one month’s supply of the product.

Market Overview

The total U.S. retail market for nutritional supplements is approximately $11 billion and is highly fragmented. We believe MYO-T12 is well-positioned to market to a wide base of consumers looking for nutritional and performance maximization as well as for wellness and maintenance products as they age.  Moreover, as MYO-T12 is the only natural, temporary myostatin inhibitor on the market of which we are aware, we hope to capture the first mover advantage in this supplement category.

Strategy

We will seek to gain market share for our core branded product, MYO-T12, in the marketplace by (i) distributing MYO-T12 in the United States, (ii) formulating and developing new and complementary product lines, (iii) expanding U.S. distribution by increasing the channels of sale, (iv) expanding distribution geography beyond the U.S. and (v) making strategic product acquisitions.  Our strategy is to utilize the revenue and awareness generated by the sales and marketing of MYO-T12 to further advance our research and development of nutritional and therapeutic treatments for muscular-related conditions, including sarcopenia.

Marketing, Sales and Distribution

Through our distribution agreement with Maximum Human Performance, or MHP, a company engaged in the development, marketing and distribution of nutritional and other supplemental products for consumer use, we have been able to establish a strong customer base and sales have grown at a robust pace.  MYO-X, powered by MYOT-12, our proprietary formula, has been well received at specialty retail stores such as GNC, Vitamin Shoppe, Bobybuilding.com, and MHPStrong.com.  While we continue to work with MHP, we have expanded our focus into other channels beyond the sports and nutrition market and we are pursuing a variety of international opportunities as well.  The growing awareness of sarcopenia – best described as the degenerative loss of skeletal muscle mass associated with aging – has increased the public’s interest in myostatin inhibitors.  We remain committed to continuing our focus on various clinical trials in support of our marketing claims as well as to enhance our intellectual property, to develop product improvements and new products, and to reduce the cost of the product by finding more efficient manufacturing processes and contract manufacturers.

Research and Development

As an early development-stage bionutritional and biotherapeutics company, we are dedicated to basic and clinical research that supports our existing and future product portfolio. We have launched our internal research and development efforts through construction of a dedicated protein chemistry and proteomics laboratory led by Dr. Neerav Padilya.  We incurred approximately $62,400 of costs related to the construction of a state-of-the-art research laboratory in 2013 which have been capitalized for future research and development activities.   This laboratory is actively evaluating the many active molecules in our lead product MYO-T12. This research is an integral part of our business strategy and serves to provide a clear scientific rationale for MYO-T12’s role as a nutritional product and to support its use in different medical and health applications in the future. In addition, we expect the research performed in this laboratory will establish a basis for the continued submission of patent applications to help protect our intellectual property.  We are dedicated to protecting our innovative technology.  Additionally, we invest in research and development activities externally through academic and industry collaborations aimed at product enhancement, optimizing manufacturing and broadening the product portfolio. We are focused on the following areas of research:

Basic Research

•	Biochemical characterization of Fortetropin (MYO-T12)
•	Cutting edge proteomic and lipidomic approaches
•	Identifying proteins, peptides, and lipids responsible for pro-myogenic activity
•	Novel biotherapeutics products
•	Computational design of novel peptide inhibitors of myostatin
•	Developing effective in-vitro assay(s) for rapid screening
•	Pro-myogenic activity of novel bioactive molecules and formulations
•	Developing in-vivo models
•	PK/PD studies to support dosing and formulation

Pre-Clinical Research

•	Synergistic effects of Fortetropin (MYO-T12) and testosterone on skeletal muscle and fat mass in a rodent model
•	Ongoing at Brigham & Women’s Hospital – Harvard Medical Center
•	Potential alternative to testosterone replacement therapy
•	Synergistic effects of Fortetropin (MYO-T12) and metformin
•	Adjunctive approach for management for obesity and type II diabetes
•	PK/PD studies of novel bioactive molecules with pro-myogenic activity

Clinical Research

•	Effect of Fortetropin (MYO-T12) on lean muscle mass, strength, and power in resistance trained males
•	Ongoing at the University of Tampa
•	Effect of Fortetropin (MYO-T12) on blood chemistry and body mass index in healthy adult females
•	Ongoing at Hackensack University Medical Center
•	Effect of Fortetropin (MYO-T12) on muscle function and recovery after orthopedic procedures

We expect our investment in research and development to continue to grow in the future.

Intellectual Property

We have adopted a comprehensive intellectual property strategy, the implementation of which is ongoing.  We are focusing our efforts on ensuring our current commercial products and processes, and those currently under development, are being protected to the extent possible.  We are in the process of filing multiple patent applications in the United States and abroad, and we are currently prosecuting pending patent applications in the United States, all of which are directed towards our compositions and methods of manufacturing the same.   In addition to a proactive protection strategy, we are in the process of conducting defensive diligence to ensure our products and processes to not encroach upon the rights of third parties.  Moreover, we are also engaged in a survey of the intellectual property owned by potential competitors to our MYO-T12 product, and are devising a proactive path to stay ahead of such potential competitors.

In addition to patent protection, we are also engaged in protecting our brands, including corporate brands and product brands, and have sought trademark registrations in the United States for the same.  We are in the process of implementing a clearance strategy for new brands we intend to launch, to ensure any risk of encroaching on the rights of third parties is minimized.

We regard our trademarks and other proprietary rights as valuable assets and believe that protecting our key trademarks is crucial to our business strategy of building strong brand name recognition. These trademarks are crucial elements of our business, and have significant value in the marketing of our products.  Federally registered trademarks have a perpetual life, provided that they are maintained and renewed on a timely basis and used correctly as trademarks, subject to the rights of third parties to attempt to cancel a trademark if priority is claimed or there is confusion of usage. We rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. Much of our ongoing work, including our research and development, is kept highly confidential from third parties.  As such, we are in the process of adopting corporate confidentiality policies that comply with the Uniform Trade Secrets Act, to protect some of our most valuable intellectual property assets.

Regulatory Environment

The importing, manufacturing, processing, formulating, packaging, labeling, distributing, selling and advertising of our current and future products may be subject to regulation by one or more federal or state agencies.  The Food and Drug Administration, or the FDA, has primary jurisdiction over our product pursuant to the Federal Food, Drug and Cosmetic Act, as amended by the Dietary Supplement and Health Education Act, or the FDCA, and regulations promulgated thereunder. The FDCA provides the regulatory framework for the safety and labeling of dietary supplements, foods and medical foods. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements.  In addition, the Animal Plant Health and Inspection Service, or APHIS, regulates the importation of our primary product from Germany.  The Federal Trade Commission, or the FTC, and the FDA share jurisdiction over the promotion and advertising of dietary supplements.  Pursuant to a memorandum of understanding between the two agencies, the FDA has primary jurisdiction over claims that appear on product labels and labeling and the FTC has primary jurisdiction of product advertising.

Compliance with applicable federal, state, and local laws and regulations is a critical part of our business.  We endeavor to comply with all applicable laws and regulations.  However, as with any regulated industry, the laws and regulations are subject to interpretation and there can be no assurances that a government agency would necessarily agree with our interpretation of the governing laws and regulations.  Moreover, we are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future.  These regulations could, however, require the reformulation of our product to meet new standards, market withdrawal or discontinuation of certain products not able to be reformulated.  The risk of a product recall exists within the industry although we endeavor to minimize the risk of recalls by distributing a product that is not adulterated or misbranded.  However, the decision to initiate a recall is often made for business reasons in order to avoid confrontation with FDA.

Our primary product MYO-T12 is required to be prepared in compliance with the FDA’s Good Manufacturing Practices, or GMPs, for dietary supplements.  MYO-T12 must be imported into the United States in conformance with APHIS’s requirements for egg products.  Other statutory obligations include reporting all serious adverse events on a Medwatch Form 3500A.  To date, we have not filed a Medwatch Form 3500A with the FDA nor have we been placed on notice regarding any serious adverse events related to MYO-T12.  Since eggs are considered a major food allergen under the Food Allergen Labeling and Consumer Protection Act of 2004, the labeling of MYO-T12 must note that the product contains egg yolk.

Advertising of dietary supplement products is subject to regulation by the FTC under the Federal Trade Commission Act, or FTCA, which prohibits unfair methods of competition and unfair or deceptive trade acts or practices in or affecting commerce.  The FTCA provides that the dissemination of any false advertising pertaining to foods, including dietary supplements, is an unfair or deceptive act or practice.  Under the FTC's substantiation doctrine, an advertiser is required to have a reasonable basis for all objective product claims before the claims are made. All advertising is required to be truthful and not misleading. All testimonials are required to be typical of the results the consumer may expect when using the product as directed. Accordingly, we are required to have adequate substantiation of all material advertising claims made for our products.  Failure to adequately substantiate claims may be considered either deceptive or unfair practices.

In March 2009, the General Accounting Office, or GAO, issued a report that made four recommendations to enhance the FDA’s oversight of dietary supplements. The GAO recommended that the Secretary of the Department of Health and Human Services direct the Commissioner of the FDA to: (1) request authority to require dietary supplement companies to identify themselves as a dietary supplement company and update this information annually, provide a list of all dietary supplement products they sell and a copy of the labels and update this information annually, and report all adverse events related to dietary supplements, not just serious adverse events; (2) issue guidance to clarify when an ingredient is considered a new dietary ingredient, the evidence needed to document the safety of new dietary ingredients, and appropriate methods for establishing ingredient identity; (3) provide guidance to industry to clarify when products should be marketed as either dietary supplements or conventional foods formulated with added dietary ingredients; and (4) coordinate with stakeholder groups involved in consumer outreach to identify additional mechanisms for educating consumers about the safety, efficacy, and labeling of dietary supplements, implement these mechanisms, and assess their effectiveness. These recommendations could lead to increased regulation by the FDA or future legislation concerning dietary supplements.

We cannot predict what effect additional domestic or international governmental legislation, regulations, or administrative orders, when and if promulgated, would have on our business in the future. New legislation or regulations may require the reformulation of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformulation, impose additional record keeping or require expanded documentation of the properties of certain products, expanded or different labeling or scientific substantiation.

Manufacturing; Raw Materials and Suppliers

We are committed to producing and selling highly efficacious products that are trusted for their quality and safety. To date, our products have been outsourced to a third party manufacturer where the products are manufactured in full compliance with the current good manufacturing practice, or cGMP, standards set by the U.S. Food and Drug Administration, or FDA. We believe this arrangement provides us with an advantage in our margins, improves our return on assets, and allows us to invest in building consumer awareness and conducting clinical trials. All of the raw materials for our current product are currently sourced from third-party suppliers. Any shortages in our raw materials could result in materially higher raw material prices and adversely affect our ability to source our product. Since the beginning of 2012, we have been focusing on the efficiency and economics of manufacturing MYO-T12. Our management has examined the production cost and is working to achieve cost savings in production.

We have one principal manufacturer for our product. We have an agreement in place with our primary manufacturer, which is designed to support our growth and ensure consistence in production and quality. Our primary manufacturer purchases all needed raw materials from suppliers and coordinates any additional production steps with third-parties.  We also have multiple vendors for packaging and labeling.

Competition

The market for dietary supplements is highly competitive.  Competition is based primarily on price, quality, customer service, marketing and product effectiveness.  Our competition includes numerous nutritional supplement companies that are highly fragmented in terms of geographic market coverage, distribution channels and product categories.  In addition, large pharmaceutical companies and packaged food and beverage companies compete with us in the nutritional supplement market.  These companies and certain nutritional supplement companies have broader product lines and/or larger sales volumes than us and have greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities.  Other companies are able to compete more effectively due to a greater extent of vertical integration.  Private label products of our competitors, which in recent years have significantly increased in certain nutrition categories, compete directly with our products.  In several product categories, private label items are the market share leaders.  Increased competition from such companies, including private label pressures, could have a material adverse effect on our results of operations and financial condition.  Many companies within our industry are privately-held and therefore, we are unable to assess the size of all of our competitors or where we rank in comparison to such privately-held competitors with respect to sales.

Insurance

We maintain commercial liability, including product liability coverage, and property insurance. Our policy provides for a general liability of $5.0 million per occurrence, and $10.0 million annual aggregate coverage which includes our main corporate facility. We carry property coverage on our main office facility to cover our legal liability, tenant’s improvements, business property, and inventory. We maintain product liability insurance with an aggregate cap on retained loss of $10.0 million.

Employees

We currently have four full-time employees (including two executive officers) and one part-time employee. None of our employees are represented by a labor union and we consider our employee relations to be good.

Properties

We do not own any real estate or other physical properties materially important to our operation.  Our executive office is located at 45 Horsehill Road, Suite 106, Cedar Knolls, New Jersey 07927. We have a five-year lease for our office space consisting of 5,225 square feet and our monthly lease payment is approximately $4,200, subject to annual increases. We have two options to renew our lease for an additional three years each. We consider our current office space adequate for our current operations.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Dr. Robert J. Hariri	55	Chairman of the Board of Directors

Peter Levy	53	President and Chief Operating Officer

Carl DeFreitas	59	Chief Financial Officer

Dr. Buzz Aldrin	84	Director

Dr. Louis J. Aronne	58	Director

Dr. Peter Diamandis	52	Director

Dr. Sapna Srivastava	43	Director

Christopher Pechock	49	Director

Dr. Robert C. Ashton, Jr.	49	Chief Medical Officer

Our officers and directors are elected annually for a one year term or until their respective successors are duly elected and qualified or until their earlier resignation or removal.

The terms of all of our current directors will expire at the 2014 annual meeting of stockholders, and all directors will be up for election for one-year terms at the 2014 annual meeting of stockholders and at every subsequent annual meeting of stockholders. Any director chosen as a result of a newly created directorship or to fill a vacancy on the Board would hold office for a term expiring at the next annual meeting of stockholders. This does not change the present number of directors or the Board’s authority to change that number and to fill any vacancies or newly created directorships.

The experience of each of our directors and executive officers is set forth below:

Dr. Robert J. Hariri joined us as a Director in July 2011 and was elected Chairman of the Board in April 2012. Dr. Hariri has served as the chief executive officer of Celgene Cellular Therapeutics, a division of Celgene Corporation, since 2005. Prior to joining Celgene Cellular Therapeutics as president in 2002, Dr. Hariri was founder, chairman and chief scientific officer at Anthrogenesis Corporation/LIFEBANK, Inc., a privately held biomedical technology and service corporation involved in the area of human stem cell therapeutics, which was acquired by Celgene in 2002. He has also served as co-founder, vice chairman and chief scientific officer of Neurodynamics, a privately held medical device and technology corporation. Dr. Hariri has also held key academic positions at Weill Medical College of Cornell University and the Cornell University Graduate School of Medical Science, including serving as the director of the Center for Trauma Research. Dr. Hariri also sits on the boards of WaferGen Bio-systems, Inc. (NASDAQ:WGBS), ImmuneRegen (NASDAQ:IRBS) and Rocket Racing, Inc. Dr. Hariri is a member of the board of visitors of the Columbia University Fu Foundation School of Engineering and Applied Sciences and the Science and Technology Council of the Columbia University College of Physicians and Surgeons and is a member of the scientific advisory board for the Archon X Prize for Genomics, which is awarded by the X Prize Foundation. Dr. Hariri was recently appointed to the New Jersey Commission for Cancer Research by Governor Chris Christie. Dr. Hariri received his undergraduate training at Columbia College and Columbia University School of Engineering and Applied Sciences and was awarded his M.D. and Ph.D. degrees from Cornell University Medical College.  Dr. Hariri received his surgical training at The New York Hospital-Cornell Medical Center and directed the Aitken Neurosurgery Laboratory and the Center for Trauma Research. We believe Dr. Hariri’s training as a scientist, his knowledge and experience with respect to the biomedical and pharmaceutical industries and his extensive research and experience qualifies him to serve on our board of directors.

Peter Levy joined us as Chief Operating Officer and Executive Vice President in February 2012 and has served as our President since April 2013. From October 2010 to January 2012, Mr. Levy served as Executive Vice President of Empire Sports and Entertainment Company, a promotional and entertainment firm focused on live events. From April 2010 to October 2010, he served as head of research and development for JMP Holdings, a real estate development firm maintaining a portfolio of retail, entertainment, sports, education, government projects, and residential properties. From January 1999 until April 2010, Mr. Levy was a partner and principal of Sobel & Co., LLC, Certified Public Accountants and Consultants, a regional CPA firm, where he was responsible for the firm's Sarbanes-Oxley practice, Strategic Planning, and the Corporate Integrity Unit. From March 1989 to January 1998, Mr. Levy worked at AT&T (NYSE:T), first as a technology attorney in the Computer Systems Business Unit, and subsequently as an attorney and Senior Attorney in the Consumer Business Unit and AT&T EasyLink Services, AT&T Internet Division. In 1992, he became the division head of AT&T Advanced Consumer Enterprises, AT&T's strategic planning group responsible for researching and developing new consumer services aligned with telecommunications. From August 1985 to February 1989, he served as an attorney with Rosenman Colin Freund Lewis and Cohen, a New York law firm. Mr. Levy graduated from Harvard University in 1982 with honors, and was a recipient of the John Harvard Scholarship for Academic Distinction. Mr. Levy graduated from Cornell Law School in 1985.

Carl DeFreitas joined us as Interim Chief Financial Officer in February 2013 and has served as our Chief Financial Officer since May 2013.  Mr. DeFreitas has served as a consultant to us since August 2012, in which role he has participated in the preparation of our financial statements, SEC filings and tax returns. Since 1991, Mr. DeFreitas has served as the managing partner of DeFreitas & DelSanto, LLP, a boutique accounting firm.  From September 1989 to September 1991, he served as the director of taxation for Graphic Scanning Corp., which was a publicly traded company.  Mr. DeFreitas served as a senior accountant at Peat Marwick from September 1981 to June 1985 and as a senior tax manager at Ernst & Whinney from June 1985 to September 1989.  He received his B.S. in Business Administration and Accounting from the University of Buffalo, and his Masters in Business Administration from Hofstra University. Mr. DeFreitas is a Certified Public Accountant, Certified Financial Planner, and has an Advanced Certification in Taxation from New York University.

Dr. Buzz Aldrin joined us as a Director in May 2012. From 1951 until 1971, Dr. Aldrin served as a pilot in the United States Air Force. In October 1963, he was selected as an astronaut by the National Aeronautics and Space Administration (NASA). In 1966, on the Gemini 12 orbital mission, Dr. Aldrin performed the world’s first successful spacewalk. On July 20, 1969, Dr. Aldrin and Neil Armstrong made their historic Apollo 11 moonwalk, becoming the first two humans to set foot on the moon. Dr. Aldrin has received three U.S. patents for his schematics of a modular space station, Starbooster reusable rockets, and multi-crew modules for space flight. He founded Starcraft Boosters, Inc., a rocket design company, and the ShareSpace Foundation, a nonprofit devoted to advancing space education, exploration and affordable space flight experiences for all. In June 2011, Dr. Aldrin started Buzz Aldrin Enterprises, LLC, which oversees all aspects of his public appearances, media, licensing, endorsements and efforts to promote the future of the space program.  Dr. Aldrin is an author of seven books including an autobiography entitled, “Magnificent Desolation” which was released in 2009 just before the 40th anniversary of the Apollo 11 moon landing. He has authored two illustrated children's books: “Reaching for the Moon” and “Look to the Stars.” Dr. Aldrin also authored two space science-fact-fiction novels: “The Return” and “Encounter with Tiber.” His non-fiction works include a historical documentary, “Men from Earth,” and an early 1970's autobiography, “Return to Earth.”  Dr. Aldrin attended the U.S. Military Academy at West Point, New York, where he received his Bachelor of Science in mechanical engineering in 1951. He received his Doctorate of Science in Astronautics from the Massachusetts Institute of Technology in 1963.  We believe Dr. Aldrin’s scientific background qualifies him to serve on our board of directors.

Dr. Louis Aronne joined us as a Director and a member of our Scientific Advisory Board in July 2011. Dr. Aronne is a Clinical Professor of Medicine at Weill-Cornell Medical College and an Adjunct Clinical Associate Professor of Medicine at Columbia University College of Physicians and Surgeons. He is Director of the Comprehensive Weight Control Program, a multidisciplinary obesity research and treatment program affiliated with New York Presbyterian Hospital, which he founded in 1986. Dr. Aronne is former president of the Obesity Society and a fellow of the American College of Physicians. He has authored more than 50 papers and book chapters on obesity and edited the National Institutes of Health Practical Guide to the Identification, Evaluation, and Treatment of Overweight and Obesity in Adults. Dr. Aronne has won several awards for teaching, including the Leo M. Davidoff Society Prize from Albert Einstein College of Medicine in 1983 and Eliot Hochstein Teaching Award from Cornell University in 1990.  Dr. Aronne graduated Phi Beta Kappa from Trinity College with a BS in biochemistry and from Johns Hopkins University School of Medicine.  We believe Dr. Aronne’s skill as a physician and his knowledge and experience with respect to obesity qualifies him to serve on our board of directors.

Dr. Peter Diamandis joined us as a Director in August 2011. Dr. Diamandis is the Chairman and CEO of the X PRIZE Foundation, a non-profit organization whose mission is to bring about radical breakthroughs for the benefit of humanity. Dr. Diamandis also serves as Chairman of Singularity University and is the founder and past-CEO of Zero Gravity Corporation, a commercial space company developing private, FAA-certified parabolic flights. He is the Chairman and co-founder of the Rocket Racing League as well as the co-founder and Vice Chairman of Space Adventures Ltd., the company which brokered the launches of four private citizens to the International Space Station.  In 1987, Dr. Diamandis co-founded the International Space University (ISU), and served as its first managing director. Dr. Diamandis also serves as a director of 3D Systems Corporation (NYSE:DDD). Dr. Diamandis attended the Massachusetts Institute of Technology, where he received his Bachelor of Science in molecular genetics and Master of Science in aerospace engineering. He received his Doctor of Medicine from Harvard Medical School.  In 2005, he received an honorary Doctorate from the International Space University.  We believe Dr. Diamandis’ training as a scientist and his comprehensive leadership background resulting from service as a chief executive officer of various enterprises qualifies him to serve on our board of directors.

Dr. Sapna Srivastava joined us as a Director in February 2013.  Dr. Srivastava has served as a special advisor to us since October 2012, in which role she has advised the Company on its business and financial strategy. She most recently served as the senior equity analyst and team leader for the biotechnology sector at Goldman Sachs Group, Inc. (NYSE:GS) from June 2010 to June 2012. Dr. Srivastava served as the senior equity analyst covering the biotechnology sector at Morgan Stanley (NYSE:MS) from April 2004 to September 2009, and at ThinkEquity Partners LLC from January 2003 to April 2004. She began her career at J.P. Morgan (NYSE:JPM), where she served as a research associate from April 1999 to October 2002. In these roles, she was primarily responsible for providing investment advice regarding the biotechnology sector to institutional clients. Dr. Srivastava received her Ph.D. in Biology from New York University and her B.Sc. from University of Bombay (India). We believe Dr. Srivastava’s scientific and financial background qualifies her to serve on our board of directors.

Christopher Pechock joined us as a Director in February 2014.  Mr. Pechock has been a partner at Matlin Patterson Global Advisers, a global alternative asset manager, since its inception in July 2002. From November 1998 to July 2002, Mr. Pechock served as a member of the Global Distressed Securities Group Credit Suisse (NYSE:CS).  From January 1997 to October 1998, Mr. Pechock served as a Portfolio Manager and Research Analyst at Turnberry Capital Management, L.P. Prior to that, Mr. Pechock served as a Portfolio Manager at Eos Partners, L.P. (February 1996 to December 1996), a Vice President and high yield analyst at PaineWebber Inc. (May 1993 to January 1996) and an analyst in risk arbitrage at Wertheim Schroder & Co., Incorporated (August 1987 to April 1991). He serves on the board of directors of Gleacher & Company, Inc. (NASDAQ: GLCH), and Oceanus LLC, a private ship-owning company.  Mr. Pechock received a BA in Economics from the University of Pennsylvania and an MBA from the Columbia University Graduate School of Business. We believe Mr. Pechock’s extensive financial background qualifies him to serve on our board of directors.

Dr. Robert C. Ashton, Jr. joined us as Chief Medical Officer in February 2014.  From April 2012 to January 2014, Dr. Ashton served as Chief Medical Officer of Advanced Practice Strategies, Inc., a company focused on lifelong learning for clinicians and risk management solutions for hospitals. From March 2009 through January 2012, Dr. Ashton served as Director of Thoracic Surgery in the Moses Division of Montefiore Medical Center where he practiced thoracic surgery and general surgery. From July 2005 to February 2009, Dr. Ashton served as a thoracic surgeon at Hackensack University Medical Center, in Hackensack, New Jersey. From January 2002 to June 2005, Dr. Ashton worked as a surgeon and served as a Director of Minimally Invasive and Robotic Thoracic Surgery at St. Luke’s Roosevelt Hospital Center, in New York, New York. From July 2000 to December 2001, Dr. Ashton worked as an attending surgeon at Rockland Thoracic Associates. In these positions, Dr. Ashton has experience in the clinical practice and scientific development in medicine, with a background in cardiovascular disease, oncology, obesity, transplantation and chronic disease states.  Dr. Ashton has published over 75 original manuscripts and abstracts and has a comprehensive understanding of wellness and preventive medicine and is a contributor on Fox News Channel along with appearances on the Today Show, NBC Nightly News, CBS World News, and MSNBC. Dr. Ashton is currently a member of the board of directors at Jenrin Discovery, a preclinical drug development company focused on a variety of metabolic syndromes, and CytImmune Sciences, a clinical stage drug development company focused on oncology.  Dr. Ashton was the co-founder of MDLinx, Inc., an online healthcare media company which was acquired in 2006 by So-Net M3, a Sony Communication Network Group company. Dr. Ashton received a B.S. degree in Biology and Philosophy, with Honors, from Muhlenberg College in 1987, and received a M.D. degree from The Medical College of Pennsylvania in 1992.

Members of the Scientific Advisory Board

In addition to our board of directors, we have formed a Scientific Advisory Board, comprised of scientists and medical professionals who will advise us on science and medical health issues, medical conditions and health care trends as they relate to our current and future products. Members of the Scientific Advisory Board provide us with advice, insights, contacts and other assistance based on their extensive knowledge and experience. Specifically, they advise us on: (a) the use of myostatin modulators in the treatment of various disorders including sarcopenia, obesity, muscle repair, anti-aging and longevity therapy, (b) the biological activities of our products and (c) the development of clinical research programs relating to the biomedical activities and benefits of our products. We enter into advisory board agreements with members of the Scientific Advisory Board pursuant to which they are entitled  to receive a fixed number of shares of common stock (which may vary as determined by the board of directors), which generally vest over a number of years. The Scientific Advisory Board is currently comprised of the following members: Dr. Sol Barer (Chairman), Dr. Robert J. Hariri, Dr. Louis Aronne, Dr. Caroline Apovian and Dr. Neilank Jha.

The experience of each of the members of the Scientific Advisory Board is set forth below:

Dr. Sol Barer joined the Scientific Advisory Board as Chairman in June 2012. He has served as a member of the Board of Directors of Aegerion Pharmaceuticals, Inc. (Nasdaq: AEGR) since May 2011. Dr. Barer is currently the Managing Partner of SJBarer Consulting LLC. He previously served in various positions at Celgene Corporation (a biopharmaceutical company focused on the treatment of cancer and inflammatory diseases), including Chairman and Chief Executive Officer from May 2006 until June 2010, Executive Chairman from June 2010 until December 2010, and Non-Executive Chairman from January 2011 until June 2011. Prior to that, he held several other positions within Celgene, including President and Chief Operating Officer. Dr. Barer joined the Celanese Research Company in 1974 and formed the biotechnology group that was subsequently spun out to form Celgene. Dr. Barer currently serves on the Board of Directors of Amicus Therapeutics (a biopharmaceutical company focused on the development of novel small molecule drugs for the treatment of genetic diseases), InspireMD, Inc. (a medical device company focused on the development and commercialization of stent system technology), and several privately held biotechnology companies. Dr. Barer received a B.S. from Brooklyn College and a Ph.D. in Organic Chemistry from Rutgers University.

Biographical information for Dr. Robert Hariri and Dr. Louis Aronne is set forth above in “Directors and Executive Officers.”

Dr. Caroline Apovian joined the Scientific Advisory Board in February 2013. Since November 2010, Dr. Apovian has served as Professor of Medicine and Pediatrics, in the Section of Endocrinology, Diabetes, and Nutrition at Boston University School of Medicine. She has also served as Director of the Center for Nutrition and Weight Management at Boston Medical Center since January 2000. Dr Apovian is a nationally and internationally recognized authority on nutrition and has been in the field of obesity and nutrition since 1990. Dr. Apovian was a recipient of the Physician Nutrition Specialist Award given by the American Society of Clinical Nutrition for her work on developing and providing nutrition education, to medical students and physicians in training at Boston University School of Medicine. She has published over 100 articles, chapters, and reviews on the topics of obesity, nutrition, and the relationship between adipose tissue and risk of developing cardiovascular disease. In addition, she has written a popular book for patients called “The ALLI Diet Plan”.  Dr. Apovian has been a member of The Obesity Society since 1992, and has served on the Clinical Committee as well as Secretary/Treasurer and the Executive Committee from 2005 to 2008. Additionally, she serves as Associate Editor for the Society's journal, Obesity. Dr. Apovian received her B.A. from Barnard College and her M.D. from the University of Medicine and Dentistry of New Jersey.

Dr. Neilank Jha joined the Scientific Advisory Board in December 2011. Since July 2010, Dr. Jha has served as a Clinical Fellow in the Spinal Program of Toronto Western Hospital Chairman. From 2004 to 2010, he was in the Neurosurgery Residency Program at McMaster University.  Dr. Jha received his B.S. from the University of Toronto and his Doctor of Medicine from McMaster University.

Director Independence

Although our securities are not currently listed on the NASDAQ Capital Market (“NASDAQ”), the Board evaluates the independence of each nominee for election as a director in accordance with the NASDAQ listing rules (the “NASDAQ Listing Rules”). Pursuant to these rules, a majority of our Board must be “independent directors” within the meaning of the NASDAQ Listing Rules, and all directors who sit on our Audit Committee and Compensation Committee must also be independent directors.

The NASDAQ definition of “independence” includes a series of objective tests, such as the director or director nominee is not, and was not during the last three years, our employee and has not received certain payments from, or engaged in various types of business dealings with, us. In addition, as further required by the NASDAQ Listing Rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to us and our management.

As a result, the Board has affirmatively determined that none of our directors has a material relationship with the Company. The Board has also affirmatively determined that all members of our Audit Committee and Compensation Committee are independent directors.

Audit Committee and Audit Committee Financial Expert

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act and NASDAQ Listing Rules. The Audit Committee is comprised of Louis J. Aronne (chair), Christopher Pechock and Sapna Srivastava. Our Board has determined that Mr. Pechock qualifies as an audit committee financial expert as defined by the rules of the Securities and Exchange Commission, based on his education, experience and background.

Compensation Committee

We have a separately-designated standing Compensation Committee established in accordance with the NASDAQ Listing Rules. The Audit Committee is comprised of Christopher Pechock (chair), Louis J. Aronne and Peter Diamandis.

Code of Ethics

We have adopted a corporate Code of Ethics. The text of our Code of Ethics, which applies to our employees, officers and directors, is posted in the “Corporate Governance” section of our website, http://www.myoscorp.com . A copy of our Code of Conduct and Ethics is also available in print, free of charge, upon written request to 45 Horsehill Road, Suite 106, Cedar Knolls, New Jersey 07927, Attention: Peter Levy.

2012 Equity Incentive Plan

            The 2012 Equity Incentive Plan was adopted by our board of directors on September 24, 2012 and adopted by stockholders on November 20, 2012. We have reserved 400,000 shares of our common stock under our 2012 Equity Incentive Plan. The purpose of the 2012 Equity Incentive Plan is to attract and retain key personnel and to provide a means for directors, officers, employees, consultants and advisors to acquire and maintain an interest in us, which interest may be measured by reference to the value of our common stock. The Compensation Committee of our board of directors administers our incentive plan, selects the persons to whom options are granted and fixes the terms of such options.

Options may be awarded during the ten-year term of the plan to our employees (including employees who are directors), or consultants who are not employees and our other affiliates. Our plan provides for the grant of options that qualify as incentive stock options, or Incentive Stock Options, under Section 422A of the Internal Revenue Code of 1986, as amended, and options which are not Incentive Stock Options, or Non-Statutory Stock Options, as well as restricted stock and other awards. Only our employees or employees of our subsidiaries may be granted Incentive Stock Options. Our affiliates or consultants or others as may be permitted by our board of directors, may be granted Non-Statutory Stock Options.

As of December 31, 2013, options to purchase 202,320 shares of the Company's stock have been granted under the 2012 Equity Incentive Plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the compensation earned for services rendered to us, for the fiscal years indicated, by our executive officers.

Name and Position	Fiscal Year	Salary		Bonus	StockAwards	All Other Compensation (3)	Total

Peter Levy (President )	2013 2012		$219,000 200,000	80,000 115,000	31,250 23,750	- -	$330,250 338,750

Carl DeFreitas (Chief Financial Officer)	2013 2012	$	- -	- -	- -	165,000 -	$165,000 -

Glen R. Fleischer (Former Chief Executive Officer) (1)	2013 2012		$105,641 -	- -	- -	- 13,333	$105,641 13,333

Andrew J. Einhorn (Former Chief Financial Officer) (2)	2013 2012		$18,333 45,833	- -	- -	16,923 -	$35,256 45,833

(1) Mr. Fleischer resigned as Chief Executive Officer on April 25, 2013.

(2) Mr. Einhorn resigned as Chief Financial Officer on February 6, 2013.

(3) Relates to compensation received pursuant to consulting agreements.

Employment Agreements

Peter Levy

On February 8, 2013, we entered into an amended and restated employment agreement with Peter Levy to continue to serve as its Chief Operating Officer and Executive Vice President. The agreement replaced Mr. Levy’s existing employment agreement dated February 10, 2012.  Pursuant to the terms of the agreement, Mr. Levy will continue to work as Chief Operating Officer and Executive Vice President on a full-time basis and will receive an annual base salary of $200,000.  Mr. Levy may receive an annual cash bonus in an amount up to 100% of his base salary, as may be determined by the Board in its sole discretion. The 500,000 shares of common stock previously granted to Mr. Levy will vest in four equal semi-annual installments commencing on August 10, 2012. The term of the agreement is three years, and the agreement will automatically renew for successive one-year periods, unless a notice of non-renewal is provided by either party at least sixty days prior to the expiration date of the term.

In the event Mr. Levy’s employment is terminated by us for cause (as defined in the agreement) or as a result of death or disability, or if Mr. Levy terminates his employment without good reason (as defined in the agreement), Mr. Levy will be entitled to receive any accrued and unpaid base salary and employee benefits up to the date of termination as well as retain any shares that have previously vested.

In the event Mr. Levy’s employment is terminated by us for any reason other than cause, death or disability, or if Mr. Levy terminates his employment for good reason, he will be entitled to receive any accrued and unpaid base salary and employee benefits up to the date of termination as well as any vested shares. In addition, he will be entitled to receive his base salary for twelve months following the date of termination, a cash amount equal to the greater of (i) $50,000 and (ii) the average of all annual cash bonuses received under the agreement, and payment of all COBRA premiums for twelve months following the date of termination.

In the event Mr. Levy’s employment is terminated by us in connection with, or as a result of, a change of control (as defined in the agreement), or if Mr. Levy terminates his employment for good reason following a change in control, he will be entitled to receive any accrued and unpaid base salary and employee benefits up to the date of termination. In addition, he will be entitled to receive his base salary for twelve months following the date of termination, a cash amount equal to the greater of (i) $50,000 and (ii) the average of all annual cash bonuses received under the agreement, and payment of all COBRA premiums for twelve months following the date of termination. Furthermore, all of his unvested shares will vest as of the date of the consummation of the change in control.

The agreement contains customary non-competition and non-solicitation provisions that extend to two years after termination of Mr. Levy’s employment.  Mr. Levy also agreed to customary terms regarding confidentiality and ownership of product ideas.

Carl DeFreitas

On January 30, 2014, we entered into an amended consulting agreement with DeFreitas & DelSanto, LLP. Pursuant to the engagement agreement, Mr. DeFreitas will receive $180,000 per annum for his services.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table presents, for each of the named executive officers, information regarding outstanding equity awards as of December 31, 2013.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Peter Levy	2/10/2012	--	--	$--	--	2,500	18,750
Peter Levy	5/7/2012	--	--	$--	--	2,500	18,750
Peter Levy	11/20/2012	40	--	$10.00	11/20/2022	--	--
Peter Levy	1/07/2013	20,000	20,000	$12.50	1/07/2023	--	--
Carl DeFreitas	2/28/2013	2,000	500	$12.50	2/28/2023	--	--
Carl DeFreitas	8/21/2013	1,000	1,000	$12.50	8/21/2023	--	--
Carl DeFreitas	11/27/2013	2,000	500	$12.50	11/27/2023	--	--

(1)
The market value of the unvested common stock is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our common stock on December 31, 2013, which was $7.50.

Director Compensation

The following table summarizes the compensation for our non-employee board of directors for the fiscal year ended December 31, 2013. All compensation paid to our employee directors is included under the summary compensation table above.

Name	Stock Awards ($)	Option Awards ($)	Total ($)

Dr. Robert J. Hariri	$13,600	$518,431	$532,031
Dr. Louis J. Aronne	$85,625	$153,153	$238,778
Dr. Peter Diamandis	$9,000	$56,625	$65,625
Dr. Buzz Aldrin	$3,800	$42,042	$45,842
Dr. Sapna Srivastava	$6,967	$58,747	$65,714

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of April 23, 2014 by:

●	each person known by us at that date to be the beneficial owner of more than 5% of the outstanding shares of our based solely on Schedule 13D/13G filings with the Securities and Exchange Commission;

●	each of our officers and directors at such date; and

●	all of our executive officers and directors at such date, as a group.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them. As of April 23, 2014, there were 2,919,235 shares of our common stock outstanding.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Class
Dr. Robert J. Hariri (2)	256,047	8.6%
Dr. Louis J. Aronne (3)	34,833	1.2%
Dr. Peter Diamandis (4)	10,333	*
Dr. Buzz Aldrin (5)	10,333	*
Dr. Sapna Srivastava (6)	7,333	*
Christopher Pechock (7)	175,000	5.8%
Peter Levy (8)	25,040	*
Carl DeFreitas (9)	3,020	*
Dr. Robert C. Ashton, Jr.	--	--
Joseph Mannello (10)	268,635	8.9%
Dr. Carlon Colker (11)	146,480	5.0%
Ultra Pro Sports, LLC (12)	155,000	5.3%
Directors and officers as a group (9 persons)	521,939	16.8%
_____________________________

*           Less than 1%

(1) Unless otherwise indicated, the business address of each of the individuals is c/o MYOS Corporation, 45 Horsehill Road, Suite 106, Cedar Knolls, New Jersey 07927.

(2) Includes shares held by Hariri Family Ltd. Partnership. Includes 58,333 shares exercisable upon exercise of stock options.

(3) Includes 15,833 shares exercisable upon exercise of stock options.

(4) Includes 8,333 shares exercisable upon exercise of stock options.

(5) Includes 6,667 shares exercisable upon exercise of stock options.

(6) Includes 3,333 shares exercisable upon exercise of stock options.

(7) Includes 75,000 shares exercisable upon exercise of warrants.

(8) Includes 10,040 shares exercisable upon exercise of stock options.

(9) Includes 3,000 shares exercisable upon exercise of stock options.

(10) Includes 100,001 shares exercisable upon exercise of warrants.

(11) Includes 140,480 shares held by Peak Wellness, Inc., a corporation wholly-owned by Dr. Colker. Dr.  Colker has sole voting and investment control over these securities.

(12) Janine Divenuto has sole voting and investment control over these securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of the transactions we have engaged in during the year ended December 31, 2013 and through the date hereof, with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates.

On February 6, 2013, Andrew Einhorn resigned as our Chief Financial Officer.  We entered into a consulting agreement with Mr. Einhorn, pursuant to which he was entitled to his current base salary during the term of the agreement. The consulting agreement, which terminated on February 28, 2013, also included customary confidentiality and non-solicitation provisions.

On February 8, 2013, Dr. Sapna Srivastava joined our Board of Directors. In October 2012, we entered into an advisory agreement with Dr. Srivastava, pursuant to which agreed to serve as a special advisor to us.  Upon her appointment to serve as special advisor, we issued her 100,000 shares of common stock, which shares have previously vested. In addition, we agreed to issue Dr. Srivastava, for each quarter that she provides services to us, a stock option to purchase 150,000 shares of common stock, which option vests (whether or not she is still serving as a special advisor) over two years in equal annual installments, with the first such installment vesting upon the first anniversary of the issuance of such option.  In April 2014, the advisory agreement was terminated on a retroactive basis to February 8, 2013.

 Review, Approval or Ratification of Transactions with Related Persons.

Our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest as to the agreement or transaction were disclosed to our board of directors. Our board of directors would take this information into account when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all of our stockholders.

Our board of directors appointed an audit committee consisting of independent directors. This committee, among other duties, will be charged to review, and if appropriate, ratify all agreements and transactions which had been entered into with related parties, as well as review and ratify all future related party transactions.

DESCRIPTION OF SECURITIES
General

Our authorized capital stock consists of 6,000,000 shares of common stock, par value $0.001, and 500,000 authorized shares of preferred stock, par value $0.001.

As of April 23, 2014, we had 2,919,235 shares of common stock issued and outstanding held by approximately 160 stockholders, and no shares of preferred stock issued and outstanding. Further, there were outstanding Series A warrants to purchase 315,676 shares of common stock and Series B warrants to purchase 157,846 shares of common stock.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations.

Warrants

In connection with our private placement in January 2014, we issued two series of warrants to purchase shares of our common stock as follows: (a) a Series A warrant to purchase shares of our common stock at an exercise price of $15.00 per share, subject to adjustment as discussed below and (b) a Series B warrant to purchase  shares of our common stock at an exercise price of $45.00 per share, subject to adjustment as discussed below.  In the offering, we issued 315,676 Series A warrants and 157,846 Series B warrants.

The Series A warrants entitle the holders to purchase shares of our common stock reserved for issuance thereunder for a period of three years from the closing of the offering, or January 27, 2017, and the Series B warrants entitle the holders to purchase shares of our common stock for issuance thereunder for a period of five years from the closing of the offering, or January 27, 2019. The warrants can be exercised for cash or on a cashless basis.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, stock split or our recapitalization, reorganization, merger or consolidation.

            The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at our offices, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round the number of shares to the nearest whole number.

Private Placement of Common Stock

On January 27, 2014, we consummated a private placement of units comprised of (i) one share of our common stock, and (ii) two series of warrants to purchase shares of our common stock as follows: (a) a Series A warrant to purchase shares of our common stock at an exercise price of $15.00 per share and (b) a Series B warrant to purchase shares of our common stock at an exercise price of $45.00 per share, to accredited investors at a purchase price of $7.50 per unit.  In the offering, we issued 631,346 shares of common stock, 315,676 Series A warrants and 157,846 Series B warrants for aggregate gross proceeds of $4.375 million.

In connection with the private placement, we agreed to use commercially reasonable efforts to file a registration statement within 90 days following the closing date of the private placement and have it declared effective within 150 days following the closing date of the private placement. If we fail to meet the filing deadlines and certain other requirements set forth in the purchase agreement, we may be required to pay certain monetary penalties to the investors as set forth in the subscription agreement.  The registration statement of which this prospectus forms a part has been filed to satisfy this obligation.

Brean Capital LLC acted as the placement agent for the offering and received approximately 47,351 shares of common stock for serving as placement agent in the offering.

Transfer Agent and Registrar

Island Stock Transfer is our transfer agent and registrar for the common stock.

Quotation of Securities

Our common stock trades on the OTC Bulletin Board under the symbol “MYOS.”

SELLING STOCKHOLDERS

The following table sets forth information as of the date of this prospectus, to our knowledge, about the ownership of our common stock by the selling stockholders both before and immediately after the offering. All of the selling stockholders received their securities, including the Series A warrants and Series B warrants, in a private placement undertaken by us which closed prior to the initial filing date of the registration statement of which this prospectus is a part. We believe that the selling stockholders have sole voting and investment power with respect to all of the shares of common stock owned by them (or the shares of common stock currently underlying the warrants) unless otherwise indicated.

The shares of common stock being offered pursuant to this prospectus, including shares of common stock issuable upon exercise of warrants, may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.

The percent of beneficial ownership for each selling stockholder is based on 2,919,235 shares of common stock outstanding as of April 23, 2014 and the shares of common stock underlying the warrants owned by such selling stockholder (without giving effect to the exercise of any options and warrants currently outstanding not owned by such selling stockholder). Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares Beneficially Owned Prior to The Offering		Shares Offered by this	Shares Beneficially Owned After the Offering(1)
Name of Selling Stockholder	Number	Percent	Prospectus	Number	Percent
Robert H.Weiss (2)	5,835	*	5,835	-	-
Spinnaker Foundation, Inc. (3)	17,500	*	17,500	-	-
Jamie Lifton (4)	5,835	*	5,835	-	-
LGNP, LLC (5)	11,668	*	11,668	-	-
David G. Groban (6)	5,835	*	5,835	-	-
David MacLean (7)	11,668	*	11,668	-	-
David J. Matlin (8)	116,668	3.9%	116,668	-	-
Mark E. Palmer (9)	23,335	*	23,335	-	-
Nathan M. Brawn (10)	5,835	*	5,835	-	-
Frederick C. Dunlap (11)	140,000	4.7%	140,000	-	-
Helen J. Serini Foundation, Inc. (12)	11,668	*	11,668	-	-
Joseph Mannello (13)	268,635	8.9%	244,635	24,000	*
Peter Schoels (14)	23,335	*	23,335	-	-
Paul A. Serini (15)	17,500	*	17,500	-	-
Christopher R. Pechock (16)	175,000	5.8%	175,000	-	-
Daniel J. Friedman (17)	7,000	*	7,000	-	-
Timothy P. Collins (18)	23,335	*	23,335	-	-
Gregory D. Ethridge (19)	5,835	*	5,835	-	-
Raphael A. Posner (20)	5,835	*	5,835	-	-
Michael Watzky (21)	11,668	*	11,668	-	-
Anthony J. Colistra, Jr. (22)	7,000	*	7,000	-	-
Paul Intlekofer (23)	5,835	*	5,835	-	-
Kevin J. Meyers + (24)	23,335	*	23,335	-	-
John Bess LLC (25)	5,835	*	5,835	-	-
Mark Patterson (26)	35,000	1.2%	35,000	-	-
Warren R. Mudge (27)	11,668	*	11,668	-	-
James McCartney (28)	23,335	*	23,335	-	-
Derek and Jennifer Malmberg (29)	17,500	*	17,500	-	-
Victor Mandel (30)	35,000	1.2%	35,000	-	-
Leerink Swann Co-Investment Fund, LLC + (31)	58,335	2.0%	58,335	-	-
Joseph M. Forgione (32)	23,335	*	23,335	-	-
Brian T. McGrath +	1,500	*	1,500	-	-
Pasquale Iossa +	800	*	800	-	-
Matthew J. Pennino +	800	*	800	-	-
Peter McNierney +	2,000	*	2,000	-	-
Brean Capital, LLC + (33)	30,950	*	30,950	-	-

*           Less than 1%
+           Broker Dealer or Affiliate of Broker Dealer

(1)	Assumes the sale of all shares offered pursuant to this prospectus.

(2)	Includes 2,501 shares issuable upon exercise of warrants.

(3)	Includes 7,500 shares issuable upon exercise of warrants. Jennifer Malmberg is the natural person with voting and dispositive power over these shares.

(4)	Includes 2,501 shares issuable upon exercise of warrants.

(5)	Includes 5,001 shares issuable upon exercise of warrants. Gabriel Pivawer is the natural person with voting and dispositive power over these shares.

(6)	Includes 2,501 shares issuable upon exercise of warrants.

(7)	Includes 5,001 shares issuable upon exercise of warrants.

(8)	Includes 50,001 shares issuable upon exercise of warrants.

(9)	Includes 10,001 shares issuable upon exercise of warrants.

(10)	Includes 2,501 shares issuable upon exercise of warrants.

(11)	Includes 60,001 shares issuable upon exercise of warrants.

(12)	Includes 5,001 shares issuable upon exercise of warrants. Paul A. Serini is the natural person with voting and dispositive power over these shares.

(13)	Includes 100,001 shares issuable upon exercise of warrants.

(14)	Includes 10,001 shares issuable upon exercise of warrants.

(15)	Includes 7,500 shares issuable upon exercise of warrants.

(16)	Includes 75,000 shares issuable upon exercise of warrants.

(17)	Includes 3,000 shares issuable upon exercise of warrants.

(18)	Includes 10,001 shares issuable upon exercise of warrants.

(19)	Includes 2,501 shares issuable upon exercise of warrants.

(20)	Includes 2,501 shares issuable upon exercise of warrants.

(21)	Includes 5,001 shares issuable upon exercise of warrants.

(22)	Includes 3,000 shares issuable upon exercise of warrants.

(23)	Includes 2,501 shares issuable upon exercise of warrants.

(24)	Includes 10,001 shares issuable upon exercise of warrants.

(25)	Includes 2,501 shares issuable upon exercise of warrants. John Bess is the natural person with voting and dispositive power over these shares.

(26)	Includes 15,000 shares issuable upon exercise of warrants.

(27)	Includes 5,001 shares issuable upon exercise of warrants.

(28)	Includes 10,001 shares issuable upon exercise of warrants.

(29)	Includes 7,500 shares issuable upon exercise of warrants.

(30)	Includes 15,000 shares issuable upon exercise of warrants.

(31)	Includes 25,001 shares issuable upon exercise of warrants. Jim Boylan is the natural person with voting and dispositive power over these shares.

(32)	Includes 10,001 shares issuable upon exercise of warrants.

(33)	Robert M. Fine is the natural person with voting and dispositive power over these shares.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, assignees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholders as a gift, pledge, assignment, distribution or other transfer, from time to time, may sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  We do not know of any arrangements by the selling stockholders for the sale of any shares.  We will not receive any proceeds from sales of any shares by the selling stockholders but may receive proceeds from the exercise of warrants held by the warrant holders. The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the distribution of the shares by any selling stockholder to its partners, members or stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers, to participate in effecting sales of the shares.  These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder.  Broker-dealers may agree with a selling stockholder to sell a specified number of the shares at a stipulated price per security.  If the broker-dealer is unable to sell shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price.  Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions.  Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling owner; (2) any material relationship the selling owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of shares of the class owned by such security owner before the offering; (4) the amount to be offered for the security owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security owner after the offering is complete.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these shares to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders but may receive proceeds from the exercise of warrants held by the warrant holders.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

            To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.  Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person.  The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution.  These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.  The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

The shares offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act.  We agreed to register the shares under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until the earlier of the date the shares have been sold and the date the shares may be sold without volume or manner-of-sale restrictions pursuant to Rule 144.  As such, the selling stockholders may sell their securities either under this registration statement or in compliance with Rule 144.  We cannot assure you that the selling stockholders will sell all or any portion of the shares offered hereby.  Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We have agreed to pay all expenses in connection with this offering, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders or any fees and expenses of counsel or other advisors to the selling stockholders.

To our knowledge, no selling stockholder is a broker-dealer or any affiliate of a broker-dealer except as set forth in the “Selling Stockholders” section.

Private Placement

On January 27, 2014, we entered into purchase agreements for the private placement of the shares being registered hereby, including the shares issuable upon exercise of warrants.  Brean Capital LLC, or Brean, served as placement agent in the private placement and received approximately 47,351 shares of common stock for serving as placement agent in the offering.  Certain of the selling stockholders are affiliated with Brean and received such shares for their services in the offering. Brean has not entered into an agreement with any of the selling stockholders to sell any of the shares purchased in the private placement on behalf of or as agent for any of the selling stockholders.  If Brean sells any such shares on behalf of a selling stockholder, it will receive standard brokerage fees and commissions.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Ellenoff Grossman & Schole, LLP, New York, New York.

EXPERTS

The consolidated balance sheet for us and our subsidiaries for the fiscal years ended December 31, 2013 and December 31, 2012, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows appearing in this registration statement have been so included in reliance on the report of Seligson & Giannattasio, LLP, an independent registered public accounting firm, appearing elsewhere in this prospectus, given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our articles of incorporation and bylaws, we may indemnify our present or former directors or officers. We have agreed to indemnify each of our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933. We may also purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

NEVADA ANTI-TAKEOVER LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS PROVISIONS

The provisions of Nevada law may have the effect of delaying, deferring or preventing another party from acquiring control of us. These provisions, summarized below, may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The shareholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more shareholders, with at least 100 of such shareholders being both shareholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 shareholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, we do not believe that the provisions of the control share acquisition act will apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our shareholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Articles of Incorporation and Bylaws

Our articles of incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation's articles of incorporation.  As such, the lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of us by replacing our board of directors. Our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the office of the SEC at the Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You are able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, and the web site of the SEC referred to above.

MYOS CORPORATION AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

C O N T E N T S

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of
MYOS Corporation:

We have audited the accompanying consolidated balance sheet of MYOS Corporation (a development stage company) (the "Company") and subsidiary as of December 31, 2013 and 2012 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the   two years  ended December 31, 2013 and December 31, 2012 and the period April 11, 2007 (date of inception) to December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and subsidiary as of December 31, 2013 and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 2013 and December 31, 2012 and the period April 11, 2007 (date of inception) to December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ Seligson & Giannattasio, LLP
Seligson & Giannattasio, LLP
White Plains, New York
March 28, 2014

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
	2013	2012
ASSETS
Current assets
Cash	$451,361	$3,979,662
Accounts receivable	644,760	201,579
Inventories	142,430	218,317
Prepaid expenses and other current assets	215,128	84,388
Total current assets	1,453,679	4,483,946

Fixed assets, net of accumulated depreciation	344,366	8,389
Intellectual property	2,000,000	2,000,000
Intangible assets	38,377	36,440

Total assets	$3,836,422	$6,528,775

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$496,389	$208,898
Total current liabilities	496,389	208,898

Derivatives liability	-	121,900

Total liabilities	496,389	330,798

Stockholders' equity
Preferred stock, $.001 par value; 500,000 shares authorized;
no shares issued and outstanding	-	-
Common stock, $.001 par value, 6,000,000 shares authorized;
2,227,447 shares issued and outstanding at December 31, 2013
2,200,667 shares issued and outstanding at December 31, 2012	2,227	2,201
Additional paid-in capital	17,246,308	15,841,482
Deficit accumulated during development stage	(13,908,502)	(9,645,706)

Total stockholders' equity	3,340,033	6,197,977

Total liabilities and stockholders' equity	$3,836,422	$6,528,775

The accompanying notes are an integral part of the financial statements

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS

			April 11, 2007
			(Inception Date)
	Years Ended December 31,		to December 31,
	2013	2012	2013
Revenue	$3,317,885	$911,727	$4,329,087
Cost of sales	1,521,156	863,034	2,434,122
Gross profit	1,796,729	48,693	1,894,965

General and administrative expenses	6,063,918	3,084,186	13,940,083
Loss from operations	(4,267,189)	(3,035,493)	(12,045,118)

Other income (expense)
Interest income	4,403	8,476	12,879
Interest expense	(10)	(801,819)	(827,030)
Value of warrants in excess of the amount of additional paid-in capital received in the related private placement of restricted common stock	-	-	(2,405,303)
Change in fair value of warrants	-	(16,173)	4,085,570
Impairment charge - intellectual property	-	-	(2,662,000)
Amortization of deferred financing costs	-	(69,451)	(80,000)
Gain on forgiveness of debt	-	-	12,500
	4,393	(878,967)	(1,863,384)

Net loss	$(4,262,796)	$(3,914,460)	$(13,908,502)

Weighted average number of common shares outstanding, basic and diluted	2,213,024	1,840,007

Basic and diluted net loss per share attributable to common stockholders	$(1.93)	$(2.13)

The accompanying notes are an integral part of the financial statements

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the period from April 11, 2007 (date of inception) to December 31, 2013

				Deficit
	Common Stock		Additional	accumulated during	Total
	Shares	Amount $.001 par	paid-in capital	development stage	stockholders' equity (deficit)
Balance at April 11, 2007	-	$-	$-	$-	$-
Common stock issued for cash at $0.009 per share	560,000	560	4,440		5,000
Common stock issued for cash at $0.179 per share	420,000	420	74,580		75,000
Net loss				(60,185)	(60,185)
Balance at December 31, 2007	980,000	980	79,020	(60,185)	19,815
Net loss				(17,928)	(17,928)
Balance at December 31, 2008	980,000	980	79,020	(78,113)	1,887
Net loss				(39,308)	(39,308)
Balance at December 31, 2009	980,000	980	79,020	(117,421)	(37,421)
Net loss				(16,525)	(16,525)
Balance at December 31, 2010	980,000	980	79,020	(133,946)	(53,946)
Issuance of 140,480 shares of Common Stock to Peak Wellness, Inc. as part of the purchase price of intellectual property	140,480	140	3,511,860		3,512,000
Fair value of shares transferred from existing stockholder to the CEO in connection with employment agreement			1,500,000		1,500,000
Proceeds from private placements of restricted common stock	166,701	167	2,480,333		2,480,500
Offering costs			(45,000)		(45,000)
Fair value of warrants granted to private placement investors			(2,432,365)		(2,432,365)
Shares issued for services	41,100	41	690,152		690,193
Vesting of options and shares issued to directors and advisory board members			360,402		360,402
Shares issued in connection with debt	8,000	8	59,992		60,000
Net loss				(5,597,300)	(5,597,300)
Balance at December 31, 2011	1,336,281	1,336	6,204,394	(5,731,246)	474,484
Proceeds from private placements of restricted common stock	688,600	689	6,889,301		6,889,990
Offering costs			(178,800)		(178,800)
Shares issued to COO	15,000	15	(15)		-
Shares issued to employee	200	0	2,700		2,700
Shares issued for services	68,468	68	454,509		454,577
Shares issued in debt conversions	57,711	58	1,346,081		1,346,139
Shares issued in exchange for warrants	32,073	32	752,151		752,183
Shares issued for exercise of warrants	2,333	2	11,665		11,667
Vesting of options and shares issued to officers, directors and advisory board members			359,497		359,497
Net loss				(3,914,460)	(3,914,460)
Balance at December 31, 2012	2,200,667	2,201	15,841,482	(9,645,706)	6,197,977
Shares issued to employee	20	0	170		170
Shares issued for services	26,760	27	178,793		178,820
Vesting of options and shares issued to officers, directors and advisory board members			1,225,862		1,225,862
Net loss				(4,262,796)	(4,262,796)
Balance at December 31, 2013	2,227,447	$2,227	$17,246,308	$(13,908,502)	$3,340,033

The accompanying notes are an integral part of the financial statements

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOW

			April 11, 2007
			(Inception Date)
	Years Ended December 31,		to December 31,
	2013	2012	2013
Cash Flows from Operating Activities

Net loss	$(4,262,796)	$(3,914,460)	$(13,908,502)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	37,392	1,173	38,841
Amortization	-	69,451	80,000
Stock based compensation	1,334,852	796,774	4,682,221
Loss on debt conversion	-	760,566	760,566
Impairment charges	-	-	2,662,000
Interest expense paid in stock	-	43,762	43,762
Derivatives charges and credits	28,100	16,173	(1,515,433)

Changes in operating assets and liabilities
(Increase) decrease in accounts receivable	(443,181)	(184,022)	(644,760)
(Increase) decrease in inventories	75,887	307,967	(142,430)
(Increase) decrease in prepaid expenses and other assets	(60,740)	66,267	(102,309)
Increase (decrease) in accounts payable and accrued expenses	137,491	(309,358)	258,198
Net cash used in operating activities	(3,152,995)	(2,345,707)	(7,787,846)

Cash Flows from Investing Activities

Acquisition of intellectual property	-	-	(450,000)
Acquisition of fixed assets	(373,369)	(6,814)	(383,207)
Acquisition of intangible assets	(1,937)	(36,440)	(38,377)
Net cash used in investing activities	(375,306)	(43,254)	(871,584)

Cash Flows from Financing Activities

(Repayments to) advances from related parties	-	-	140,434
Note borrowings	-	19,500	19,500
Repayment of notes payable	-	(415,000)	(807,500)
Proceeds from (Repayments of) issuance of notes	-	-	540,000
Proceeds from issuance of stock to initial stockholders	-	-	80,000
Proceeds from exercise of warrants	-	11,667	11,667
Proceeds from private placement of common stock	-	6,869,990	9,350,490
Offering costs	-	(178,800)	(223,800)
Net cash provided by financing activities	-	6,307,357	9,110,791

Net increase/(decrease) in cash	(3,528,301)	3,918,396	451,361
Cash at beginning of the period	3,979,662	61,266	-
Cash at end of the period	$451,361	$3,979,662	$451,361

The accompanying notes are an integral part of the financial statements

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOW (Continued)

			April 11, 2007
			(Inception Date)
	Years Ended December 31,		to December 31,
	2013	2012	2013
Supplemental Disclosure of Cash Flow Information:
Total Cash paid for franchise taxes	$1,850	$2,578	$5,228
Total Cash paid for Interest	$11	$15,892	$15,903

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Offering costs paid by stockholder	$-	$-	$25,000
Conversion of stockholder loan and interest into common stock	$-	$546,743	$549,487
Conversion of stockholder loan into capital - no shares issued	$-	$-	$22,256
Conversion of 9,767 warrants into 1,954 common shares	$-	$44,050	$44,050
Conversion of 150,600 warrants into 30,121 common shares	$-	$722,882	$722,882
Note payable - insurance financing	$-	$-	$42,500
Note issued for accounts payable	$-	$-	$7,500
Acquisition of intellectual property through note payable	$-	$-	$700,000
Financing costs through issuance of restricted common stock	$-	$20,000	$80,000
Conversion of derivative liability to accrued expense	$150,000	$-	$150,000
Stock issued for prepaid consulting	$70,000	$-	$70,000

The accompanying notes are an integral part of the financial statements

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

NOTE 1 – NATURE OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization & Business Activities
MYOS Corporation, formerly known as Atlas Therapeutics Corporation (the "Company") was incorporated under the laws of the State of Nevada on April 11, 2007.  On February 25, 2011, the Company entered into an agreement to purchase certain intellectual property from Peak Wellness, Inc. (the "Acquisition") (see Note 8 - Intellectual Property Purchase Agreement). Since the Acquisition, the Company’s business focus has been on the discovery, development and commercialization of nutritional supplements, functional foods, therapeutic products and other technologies aimed at maintaining or improving the health and performance of muscle tissue.  The Company has only realized revenues of $4,329,087 through December 31, 2013 without fully implementing its plan of operations and is therefore a development stage company.

Depreciation
The cost of property and equipment is depreciated over the estimated useful life of 3 to 7 years.  Depreciation is computed using the straight-line method when assets are placed in service.  Leasehold improvements are amortized over the lesser of the asset's useful life or the contractual remaining lease term including expected renewals.

Basis of Accounting and Principles of Consolidation
The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles and include the accounts of the Company and its wholly-owned subsidiary, Atlas Acquisition Corp. (formed on February 23, 2011 to facilitate the purchase of the intellectual property discussed in Note 8 - Intellectual Property Purchase Agreement).  All material intercompany balances and transactions have been eliminated.  These financial statements include all adjustments that, in the opinion of management, are necessary in order to make the financial statements not misleading.

Cash & Cash Equivalents
The Company considers all highly liquid investments purchased with a maturity of three months or less to be a cash equivalent.

Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period.

Fair Value of Indefinite-Lived Intangible Assets
The Company accounts for indefinite-lived intangible assets in accordance with ASC 350, Intangibles-Goodwill and Other.  In accordance with ASC 350, indefinite-lived intangible assets are subject to an impairment analysis at least annually, and more frequently upon the occurrence of certain events.  The impairment analysis is performed by comparing the fair value of the assets with the carrying value of the assets.  Fair value is estimated as the discounted value of future revenues arising from the use of such assets.  An impairment charge is recorded if the assets carrying value exceed the assets estimated fair value.

The Company's policy is to evaluate indefinite-lived intangible assets (e.g. the intellectual property) for possible impairment at least annually or whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.  See Note 8 - Intellectual Property Purchase Agreement for information related to impairment charges recorded in 2011 for indefinite-lived intellectual property intangible assets.

The intellectual property carrying value as of December 31, 2013 and December 31, 2012 was $2,000,000.  Management performed their annual review of the intellectual property and determined no impairment existed and there was no change to the carrying value for the year ended December 31, 2013.

Revenue Recognition
The Company recognizes revenue when products are shipped and collection is reasonably assured.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Inventories
Inventory consist of the following:

Years ended December 31,	2013	2012
Raw materials	$137,084	$213,848
Work in process	-	-
Finished goods	5,346	4,469
Total Inventory	$142,430	$218,317

Inventories are stated at the lower of cost or market, with cost determined on a first in, first-out basis.

Advertising
The Company charges the costs of advertising to expense as incurred. The Company incurred $1,658,948 and $329,396 of advertising and promotional costs for the years ended December 31, 2013 and 2012 respectively, and $2,253,510 since its inception.  Pursuant to its distribution agreement with Maximum Human Performance (“MHP”), entered into on May 16, 2012, the Company has a co-operative advertising arrangement whereby the Company pays MHP a fee for each unit sold (See Note 10 - Commitments, Contingencies and Other Comments - Distribution Agreement).

Fixed Assets
Fixed assets consist of the following:

Years ended December 31,	2013	2012
Furniture, fixtures and equipment	$127,462	$3,024
Computers and software	16,791	6,814
Leasehold improvements	233,954	-
Other	5,000	-
Total fixed assets	383,207	9,838
Less accumulated depreciation	(38,841)	(1,449)
Net book value of fixed assets	$344,366	$8,389

Repair and maintenance costs are expensed as incurred.  Depreciation expense was $37,392 and $1,173 for the years ended December 31, 2013 and 2012, respectively.

Concentrations of Risk, Significant Distributor and Customer and Significant Supplier
The Company maintains its bank accounts with high credit quality financial institutions and has never experienced any losses related to these bank accounts.  From December 31, 2010 through December 31, 2012, all non-interest-bearing transaction accounts were fully insured by the FDIC, regardless of the balance of the account and the ownership capacity of the funds, and interest bearing accounts were insured up to $250,000.  Beginning 2013, insurance coverage reverted back to $250,000 per depositor at each financial institution.  The Company had three noninterest-bearing checking accounts and one interest-bearing savings account at two financial institutions which totaled $451,193 as of December 31, 2013.   At December 31, 2013, the Company's uninsured cash balances totaled $196,550.

Effective May 2012, MHP became the exclusive distributor and sole customer of the Company's MYO-X product and formula (see Note 10 - Commitments, Contingencies and Other Comments – Distribution Agreement).  MHP's exclusivity expired in September 2013 and was extended to December 2013.  The parties are currently negotiating a new agreement.

The Company currently relies on one foreign company to produce the raw product for MYO-T12 (see Note 10 - Commitments, Contingencies and Other Comments – Supply Agreement).  The Company is pursuing other supply alternatives.

Share Based Compensation
The Company accounts for share-based compensation under the provisions of ASC 718-10 Compensation - Stock Compensation and ASC 505-50 Equity Based Payments to Non-Employees.  ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model.  For stock options and restricted stock that do not vest immediately but which contain only a service vesting feature, we recognize compensation cost on the unvested shares and options on a straight-line basis over the remaining vesting period, net of any projected forfeitures.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The Company uses the Black-Scholes option-pricing model as its method of valuation for share-based compensation.  Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables.  These variables include, but are not limited to our expected stock price volatility over the term of the awards, and certain other market variables such as the risk free interest rate.

Share-based compensation expense for awards to employees and non-employees was $1,334,852 and $796,774 for the years ended December 31, 2013 and 2012, respectively.

Comprehensive Loss
The Company had no items of other comprehensive income or expense for the years ended December 31, 2013 and 2012.  Accordingly, the Company's comprehensive loss and net loss are the same for all periods presented.

Research and Development
The Company incurred $754,262 and $206,821 of research and development costs (which are included in general and administrative expenses) for the years ended December 31, 2013 and 2012 respectively, and $961,083 since its inception.

Segment Information
ASC 280, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments in annual consolidated financial statements and requires selected information for those segments to be presented in financial reports issued to stockholders.  It also establishes standards for related disclosures about products and services and geographic areas.  Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance.  The Company operates in a single segment, internally reports the results of operations for that segment and the information disclosed herein materially represents all of the financial information related to the single operating segment.

Fair Value Measurement
The Company adopted the provisions of ASC 820 Fair Value Measurements and Disclosures on January 1, 2009.  ASC 820 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.  Under the standard, fair value measurements are separately disclosed by level within the fair value hierarchy.  It does not require any new fair value measurements.  It only applies to accounting pronouncements that already require or permit fair value measures, except for standards that relate to share-based payments.

Valuation techniques considered under ASC 820 techniques are based on observable and unobservable inputs.  The ASC classifies these inputs into the following hierarchy:

Level 1 inputs are observable inputs and use quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date and are deemed to be most reliable measure of fair value.

Level 2 inputs are observable inputs and reflect assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity.  Level 2 inputs includes 1) quoted prices for similar assets or liabilities in active markets, 2) quoted prices for identical or similar assets or liabilities in markets that are not active, 3) observable inputs such as interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, credits risks, default rates, and 4) market-corroborated inputs.

Level 3 inputs are unobservable inputs and reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability based on the best information available under the circumstances.

In October 2008, the FASB clarified the application of ASC 820 in determining the fair value of a financial asset when the market for that financial asset is not active.

The Company adopted the provisions of ASC 825, The Fair Value Option for Financial Assets and Liabilities, on January 1, 2009.  ASC 825 permits us to choose to measure certain financial assets and liabilities at fair value that are not currently required to be measured at fair value (the “Fair Value Option”).  Election of the Fair Value Option is made on an instrument-by-instrument basis and is irrevocable.  At the adoption date, unrealized gains and losses on financial assets and liabilities for which the Fair Value Option has been elected are reported as a cumulative adjustment to beginning retained earnings.

Our intangible assets are valued and tested for impairment using Level 3 inputs (see Note 8 - Intellectual Property Purchase Agreement).  In the process of the valuation of the intangible asset, we determined that the carrying cost exceeded the fair value at December 31, 2011 and we recorded an impairment charge and adjusted the balance of the asset to reflect the fair value.  There were no impairment charges for any subsequent periods.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Basic and Diluted Income (Loss) per Share
In accordance with ASC 260, Earnings Per Share, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding.  Diluted loss per common share is computed in a manner similar to basic loss per common share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential shares had been issued and if such additional shares were dilutive.  At December 31, 2013 and 2012, the Company’s stock equivalents were anti-dilutive and excluded in the diluted loss per share computation.  The aggregate number of potentially dilutive options and warrants outstanding at December 31, 2013 and 2012 were 232,320 and 33,160, respectively.

Income Taxes
Income taxes are accounted for under the asset and liability method in accordance with ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Deferred tax assets are reduced by a valuation allowance to the extent that the recoverability of the asset is unlikely to be recognized.

The Company follows ASC 740 rules governing uncertain tax positions, which provides guidance for recognition and measurement.  This prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements.  It also provides accounting guidance on recognition, classification and disclosure of these uncertain tax positions.  The Company has no uncertain income tax positions.

Interest costs and penalties related to income taxes are classified as interest expense and selling, general and administrative costs, respectively, in the Company's financial statements.  For the years ended December 31, 2013 and 2012, the Company did not recognize any interest or penalty expense related to income taxes.  The Company files income tax returns in the U.S. federal jurisdiction and states in which it does business.

NOTE 2 - PRIVATE PLACEMENTS OF RESTRICTED COMMON STOCK

During April 2007, the Company sold 560,000 shares of its common stock to its founders for cash proceeds of $5,000.  During December 2007, the Company sold 420,000 shares of its common stock in a private placement for cash proceeds of $75,000.

From February 25 through July 12, 2011, the Company issued an aggregate of 162,700 shares of common stock and granted warrants to purchase 162,700 shares of common stock to certain accredited investors (the “Private Placements”) with piggy-back registration rights.  Each warrant had a three-year term and was exercisable at $5.00 per share (due to the triggering of a down round full ratchet anti-dilution provision).  In June and September 2012, 160,367 warrants were exchanged for 32,074 shares of the Company's common stock and 2,334 warrants were exercised for $11,667.

On December 2, 2011, one accredited investor purchased 4,000 shares for gross proceeds of $40,000 in a private placement.  The subscription agreement contained a "Purchase Price Protection" provision that granted the investor additional shares in the event of a private placement during the ten month period from the date of the investment at a price per share less than the investor's purchase price.  The additional shares were to be issued for no additional payment such that the total per share price paid by this investor will equal the amount paid by investors in such later private placement.  In April 2012, the Company issued an additional 4,000 shares to the investor as a result of the price protection provision.

During February and March 2012, the Company issued an aggregate of 205,000 shares of restricted common stock to certain accredited investors in a private placement and received aggregate gross proceeds of $1,025,000.  The securities are subject to piggyback registration rights.

In April 2012, the Company issued an aggregate of 20,000 shares of restricted common stock to one accredited investor in a private placement and received aggregate gross proceeds of $100,000.  The securities are subject to piggyback registration rights.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

In June 2012, the Company issued an aggregate of 48,000 shares of restricted common stock to certain accredited investors in a private placement and received aggregate gross proceeds of $600,000.  The securities are subject to registration rights.

In July 2012, the Company issued an aggregate of 411,600 shares of restricted common stock to certain accredited investors in a private placement and received aggregate gross proceeds of $5,144,990.  The securities are subject to registration rights.

The Company received aggregate gross proceeds of $9,350,490 from the private placements as follows:

Date	Shares	Gross Proceeds	Related Warrant Liability at Inception	Related Warrant Liability at December 31, 2013
February 25, 2011	95,334	$1,430,000	$2,350,251	$-
May 31, 2011	28,200	423,000	1,186,859	-
June 27, 2011	37,500	562,500	1,243,838	-
July 12, 2011	1,667	25,000	57,742	-
December 2, 2011	4,000	40,000	-	-
February 10, 2012	65,000	325,000	-	-
February 14, 2012	80,000	400,000	-	-
March 7, 2012	20,000	100,000	-	-
March 15, 2012	35,000	175,000	-	-
March 22, 2012	5,000	25,000	-	-
April 9, 2012	20,000	100,000	-	-
April 24, 2012	* 4,000	-	-	-
June 28, 2012	48,000	600,000	-	-
July 6, 2012	411,600	5,144,990	-	-
	855,301	$9,350,490	$4,838,690	$-

* Shares issued under price protection provision of subscription agreement as described above.

The warrants were subject to full ratchet anti-dilution protection if the Company sold shares or share-indexed financing instruments at less than the $30.00 exercise price.  Repricing events occurred twice while the warrants were granted, once to $10.00 on December 2, 2011 and again to $5.00 on February 10, 2012 as a result of private placements of restricted common stock.  The warrants granted in this financing arrangement did not meet the conditions for equity classification and were required to be carried as a derivative liability, at fair value.  Management estimated the fair value of the warrants on the inception dates, and subsequently at each reporting period, using the Black-Scholes option-pricing model, adjusted for dilution, because that technique embodies all of the assumptions (including volatility, expected terms, dilution and risk free rates) that are necessary to determine the fair value of freestanding warrants.

On June 27, 2012, holders of an aggregate of 150,600 warrants exchanged those warrants for 30,121 shares of common stock.

On September 24, 2012, holders of an aggregate of 9,767 warrants exchanged those warrants for 1,954 shares of common stock.

On September 24, 2012, a holder of 2,334 warrants exercised those warrants at $5.00 a share and received 2,334 shares of common stock.

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS

The Company does not believe that the adoption of any recently issued, but not yet effective, accounting standards will have a material effect on its financial position and results of operations.

NOTE 4 - ADVANCES, ACCOUNTS PAYABLE AND ACCRUED EXPENSES - RELATED PARTIES

As of December 31, 2013 and 2012, there are no amounts due to related parties for advances, accounts payable and accrued expenses.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

NOTE 5 - NOTES AND LOANS PAYABLE

Convertible Notes Payable
On November 29, 2011, the Company received aggregate proceeds of $400,000 from two individuals ($150,000 of which was from a director of the Company) on notes payable bearing interest at 18%, due on May 29, 2012 and convertible into common stock at the rate of $10.00 per share or an adjusted lower rate determined by reference to a subsequent qualified financing.  As additional consideration, the note holders were issued an aggregate of 8,000 shares of common stock valued at $7.50 per share for an aggregate of $60,000.  The value of the shares issued were recorded as deferred financing costs and were amortized over the six month term of the notes.  There were no unamortized balances at December 31, 2013 and 2012, respectively.  Related amortization expense was $34,000 for the year ended December 31, 2012.

On June 28, 2012, the aggregate principal of $400,000 and the accrued interest of $41,800 on the notes were converted into 44,180 shares of restricted common stock at $10.00 per share, the value of which exceeded the principal and accrued interest by $618,520 on the conversion date.   The amount recorded as interest expense for the year ended December 31, 2012 was $654,123.

Notes Payable to Director
A director loaned the Company $99,500, of which $60,000 was advanced on September 29, 2011 and was evidenced by an unsecured note payable which was due on October 29, 2011 bearing interest at 3%; $10,000 was advanced in October 2011; $10,000 was advanced in December 2011 for direct payment to a vendor and $19,500 of which was advanced in January 2012 for direct payments to vendors.  On June 28, 2012, the principal plus accrued interest on the loans and advances of $1,961 (aggregate of $101,461) were converted into 10,147 shares of common stock at $10.00 per share, the value of which exceeded the principal and accrued interest by $142,046 on the conversion date.  The amount recorded as interest expense for the year ended December 31, 2012 was $143,557.

Note Payable to Shareholders
On May 20, 2010, the Company issued a note for $7,500 bearing interest at 5% in exchange for a shareholder's payment of $7,500 on an open account payable balance. The note was due and payable upon demand.  On September 20, 2012, the aggregate principal and accrued interest were converted into 600 shares of restricted common stock. The amount recorded as interest expense for the year ended December 31, 2012 was $188.

On June 15, 2012, a stockholder loaned the Company $65,000, payable on July 15, 2012 without interest.  The loan was repaid in July 2012.

NOTE 6 - CAPITAL STOCK

On February 5, 2014, the Company filed a Certificate of Change with the Secretary of State of the State of Nevada to effect a reverse stock split of its outstanding and authorized shares of common stock and preferred stock at a ratio of 1 for 50 (see Note 11 - Subsequent Events - Stock Split).  The accompanying financial statements have been retroactively adjusted for the reverse stock split.

NOTE 7 - WARRANTS, OPTIONS, EQUITY INCENTIVE PLAN AND STOCK ISSUANCES

Warrants
During the year ended December 31, 2011, the Company granted a total of 165,701 warrants to purchase restricted common stock.  Of those warrants, 162,700 were granted  to private placement investors and included down round full ratchet anti-dilution provisions requiring periodic repricing if shares are later offered at lower prices.  In June 2012, holders of 150,600 warrants received 30,121 shares of restricted common stock in exchange for those warrants.  In September 2012, holders of 9,767 warrants received 1,954 shares of restricted common stock in exchange for such warrants and a holder of 2,334 warrants exercised such warrants at $5.00/share and received 2,334 shares of restricted common stock. During the years ended December 31, 2013 and December 31, 2012, no warrants were granted.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The following table summarizes the total warrants granted to private placement investors and consultants in 2011.  During the years ended December 31, 2013 and 2012, no warrants were granted.  Derivative charges were $28,100 and $1,423 for the years ended December 31, 2013 and 2012, respectively.  There were no warrants outstanding as of December 31, 2013.

Grant Date	Number of Warrants Granted	Number of Warrants Exchanged, Exercised or Expired	Number of Warrants Outstanding as of December 31, 2013	Exercise Price Original/Repriced	Expiration Term in Years
February 25, 2011 (A)	95,334	95,334	-	$30.00/5.00	-
May 31, 2011 (A)	28,200	28,200	-	$30.00/5.00	-
June 27, 2011 (A)	37,500	37,500	-	$30.00/5.00	-
June 27, 2011 (B)	2,000	2,000	-	$50.00	-
July 12, 2011 (A)	1,667	1,667	-	$30.00/5.00	-
December 23, 2011 (B)	1,000	1,000	-	$50.00	-
	165,701	165,701	-

(A) Private placement warrants (these warrants were subject to down round full ratchet anti-dilution provisions and the exercise price was adjusted to $5.00 per share in February 2012)
(B) Sponsorship agreement, including put option - see Note 10 - Commitments, Contingencies and Other Comments – Sponsorship Agreement.

The following table summarizes the activities in warrants for the years ended December 31, 2013 and 2012:

	Shares Under Warrants	Weighted Average Exercise Price Original/Repriced
Balance at January 1, 2012	165,701	$30.50/$5.00
Warrants granted	-
Warrants exercised	(2,334)
Warrants cancelled/exchanged/expired	(160,367)
Balance at December 31, 2012	3,000	$50.00
Warrants granted	-
Warrants exercised	-
Warrants cancelled/exchanged/expired	(3,000)	$50.00
Balance at December 31, 2013	-	$-

There are no warrants outstanding and exercisable at December 31, 2013.

The following table summarizes the assumptions used to value the warrants using the Black-Scholes option pricing model:

Grant Date		Number of Warrants Granted	Stock Price on Measurement Date	Exercise Price	Expected Term	Expected Volatility	Dividend Yield	Risk Free Rate
(A)	02/25/11	95,334	$25.00	$30.00	3.00	285.20%	0.00%	1.48%
(A)	05/31/11	28,200	$42.50	$30.00	3.00	208.89%	0.00%	0.79%
(A)	06/27/11	37,500	$33.50	$30.00	3.00	295.31%	0.00%	0.64%
(A)	07/12/11	1,667	$35.00	$30.00	3.00	278.00%	0.00%	0.42%
(B)	06/27/11	2,000	$33.50	$50.00	2.00	213.59%	0.00%	0.41%
(B)	12/23/11	1,000	$4.50	$50.00	2.00	209.00%	0.00%	0.28%
		165,701

(A) Private placement warrants
(B) Sponsorship agreement, including put option - see Note 10 - Commitments, Contingencies and Other Comments – Sponsorship Agreement.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Options
The Company granted an aggregate of 30,000 options to purchase restricted common stock to certain directors and scientific advisory board members (see Note 10 - Commitments, Contingencies and Other Comments – Director Agreements) prior to the adoption of the 2012 Equity Incentive Plan (the “Plan”).  For options granted under the Equity Incentive Plan, see “Equity Incentive Plan” below.

The following table summarizes the activities in stock options (granted outside the Plan) for the years ended December 31, 2013 and 2012:

	Shares Under Options	Weighted Average Exercise Price
Balance at January 1, 2012	25,000	$30.50
Options granted	5,000	$7.00
Options exercised	-
Options cancelled/expired	-
Balance at December 31, 2012	30,000	$26.50
Options granted	-
Options exercised	-
Options cancelled/expired	-
Balance at December 31, 2013	30,000	$26.50

At December 31, 2013, the weighted-average remaining term of the options was 7.69 years.  As of December 31, 2013, the aggregate intrinsic value of outstanding options was $2,500 and the aggregate intrinsic value of exercisable options was $1,667.  The aggregate intrinsic value is calculated by multiplying the number of outstanding and exercisable options by the excess of the market price for our common stock at December 31, 2013 over the exercise price for each option.  The market price for our common stock at December 31, 2013 was $7.50.  The aggregate unvested cost of the options at December 31, 2013 was $55,382.

The following table summarizes the assumptions used to value the director/advisory board options using the Black-Scholes option pricing model:

Grant Date	Number of Options Granted	Stock Price on Measurement Date	Exercise Price	Expected Term	Expected Volatility	Dividend Yield	Risk Free Rate
07/14/11	15,000	$32.00	$32.00	10.00	287.00%	0.00%	2.98%
07/26/11	5,000	$34.50	$34.50	10.00	285.00%	0.00%	2.99%
08/15/11	5,000	$22.50	$22.50	10.00	284.00%	0.00%	2.29%
05/24/12	5,000	$7.00	$7.00	10.00	187.00%	0.00%	1.77%
	30,000

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The following table summarizes information about the options outstanding (granted outside the Plan)  and exercisable at December 31, 2013 by the directors and scientific advisory board members:

Options Outstanding			Options Exercisable
Range of Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life	Range of Exercise Price	Options Exercisable	Weighted Average Remaining Contractual Life
$32.00	15,000	7.53	$32.00	12,500	7.53
$34.50	5,000	7.56	$34.50	5,000	7.56
$22.50	5,000	7.62	$22.50	5,000	7.62
$7.00	5,000	8.39	$7.00	3,334	8.39
	30,000			25,834

As of December 31, 2013, 25,834 options have vested and 4,166 options remain unvested. The vesting terms range from 3 to 4 years and the vested options have a weighted average remaining term of 7.67 years and a weighted average exercise price of $27.50 per share.

Equity Incentive Plan
On September 24, 2012, the Company’s board of directors adopted the 2012 Equity Incentive Plan (as amended, the "Plan"), which was adopted by stockholders on November 20, 2012.  The Company believes that such awards better align the interests of its employees and directors with those of its shareholders.  The Company has reserved 400,000 shares of common stock under the Plan.  As of December 31, 2013, options to purchase 202,320 shares of the Company's stock have been granted under the Plan, as set forth in the table below:

Granted to	Number of Options Granted	Range of Exercise Price	Expiration Term in Years
Employees	2,740	$10.00 to 12.50	10
Consultants	32,540	$10.00 to 12.50	10
Officers	25,040	$10.00 to 12.50	10
Directors	137,000	$6.00 to 17.50	10
Scientific Advisory Board Member	5,000	$12.50	10
Total	202,320

The fair value of each option award is estimated on the date of grant using a Black Scholes model that uses variables noted in the following table.  Our determination of fair value is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the term of the awards, and certain other market variables such as the risk free interest rate.

The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury 10-year note in effect at the time of the grant.

The following table summarizes the assumptions used to value the Plan options using the Black-Scholes option pricing model:

Grant Date	Number of Options Granted	Stock Price on Measurement Date	Exercise Price	Expected Term	Expected Volatility	Dividend Yield	Risk Free Rate
11/20/12	120	$10.00	$10.00	10.00	166.00%	0.00%	1.66%
01/01/13	3,000	$9.50	$11.00	10.00	164.00%	0.00%	2.00%
01/07/13	7,000	$10.00	$10.00	10.00	166.00%	0.00%	1.92%
01/07/13	40,000	$10.00	$12.50	10.00	166.00%	0.00%	1.92%
02/07/13	100,000	$10.00	$17.50	10.00	164.00%	0.00%	1.99%
02/07/13	9,000	$10.00	$12.50	10.00	164.00%	0.00%	1.99%
02/08/13	5,000	$9.50	$10.00	10.00	164.00%	0.00%	2.00%
02/28/13	2,000	$10.00	$12.50	10.00	158.00%	0.00%	1.89%
04/01/13	3,000	$7.00	$7.00	10.00	160.00%	0.00%	1.86%
05/06/13	8,000	$6.00	$12.50	10.00	161.00%	0.00%	1.80%
05/20/13	200	$6.00	$12.50	10.00	161.00%	0.00%	1.97%
05/21/13	4,000	$6.00	$12.50	10.00	161.00%	0.00%	1.94%
05/24/13	100	$6.50	$12.50	10.00	160.00%	0.00%	2.01%
06/10/13	2,000	$8.00	$12.50	10.00	160.00%	0.00%	2.22%
07/01/13	3,000	$9.50	$9.50	10.00	159.00%	0.00%	2.50%
08/21/13	4,400	$8.50	$12.50	10.00	157.00%	0.00%	2.87%
10/01/13	3,000	$6.00	$6.00	10.00	155.00%	0.00%	2.66%
11/26/13	2,500	$7.50	$12.50	10.00	154.00%	0.00%	2.71%
12/20/13	6,000	$7.50	$12.50	10.00	152.00%	0.00%	2.89%
	202,320

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The following table summarizes the activities in stock options granted under the Plan during the years ended December 31, 2013 and 2012:

	Shares Under Options	Weighted Average Exercise Price
Balance at January 1, 2012	-
Options granted	160	$10.00
Options exercised	-
Options cancelled/expired	-
Balance at December 31, 2012	160	$10.00
Options granted	202,200	$14.50
Options exercised	-
Options cancelled/expired	(40)	$10.00
Balance at December 31, 2013	202,320	$14.50

At December 31, 2013, the weighted-average remaining term of the options was 9.17 years.  As of December 31, 2013, the aggregate intrinsic value of outstanding options was $1,500 and the aggregate intrinsic value of exercisable options was $NIL.  The aggregate intrinsic value is calculated by multiplying the number of outstanding and exercisable options by the excess of the market price for our common stock at December 31, 2013 over the exercise price for each option.  The market price for our common stock at December 31, 2013 was $7.50.  The aggregate unvested cost of the options at December 31, 2013 was $1,014,360.

The following table summarizes information about options outstanding and exercisable at December 31, 2013 that were granted under the Plan:

Options Outstanding			Options Exercisable
Range of Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life	Range of Exercise Price	Options Exercisable	Weighted Average Remaining Contractual Life
$6.00	3,000	9.76	$6.00	-	-
$7.00	3,000	9.25	$7.00	-	-
$9.50	3,000	9.50	$9.50	-	-
$10.00	12,120	9.06	$10.00	3,187	9.07
$11.00	3,000	9.02	$11.00	-	-
$12.50	78,200	9.24	$12.50	10,167	9.31
$17.50	100,000	9.11	$17.50	-	-
	202,320			13,354

As of December 31, 2013, 13,354 options have vested and 188,967 options remain unvested.  The vesting terms range from zero to 5 years and the vested options have a weighted average remaining term of 9.25 years and a weighted average exercise price of $12.00 per share.

Stock Issuances
During the year ended December 31, 2012, the Company issued an aggregate of 83,668 shares of restricted common stock to consultants, a director, an employee and officers for services provided to the Company.  The shares issued were valued at trading prices on the date of issuance between $3.50 and $22.50 per share.  The compensation cost as a result of the issuance and vesting of such shares are aggregate charges of $48,150 and $501,946 for the years ended December 31, 2013 and 2012, respectively.  The shares issued to one of our officers and a director are subject to certain vesting requirements.

During the year ended December 31, 2013, the Company issued an aggregate of 28,780 shares of restricted common stock to a director, an employee and consultants.  All such shares were valued at trading prices on the date of issuance between $6.00 and $10.00 per share.  The compensation cost as a result of the issuance and vesting of such shares is an aggregate charge of $187,782 for the year ended December 31, 2013.  Additionally, on January 7, 2013, the Company issued 100,000 shares to an officer which were subsequently cancelled in April 2013 upon the termination of his employment with the Company.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

NOTE 8 – INTELLECTUAL PROPERTY PURCHASE AGREEMENT

On February 25, 2011, the Company, Atlas Acquisition Corp., a wholly-owned subsidiary of the Company formed in February 2011 (“Atlas Sub”), and Peak Wellness, Inc. (“Peak”), entered into and consummated an Intellectual Property Purchase Agreement (the “Purchase Agreement”), pursuant to which Atlas Sub purchased certain intellectual property assets from Peak (the “Acquisition”).  Pursuant to the Purchase Agreement, the Company acquired from Peak all intellectual property pertaining to MYO-T12, a natural-myostatin inhibitor, including the formula and process for making MYO-T12, certain trademarks, trade secrets, patent applications and certain domain names.  The aggregate consideration for MYO-T12 was $4,662,000 paid in cash, a promissory note and shares of common stock. The contractually stated purchase price for the assets was $1,150,000, of which $450,000 was paid in cash and $700,000 via the issuance of the promissory note.  Additionally, the Company issued 140,480 shares of common stock with an aggregate fair value of $3,512,000 to Peak as part of the purchase price of MYO-T12, representing 12% of the fully diluted voting common stock of the Company on the date of the Acquisition.

In connection with the Purchase Agreement, the Company issued a secured promissory note to Peak (the “Promissory Note”) in the amount of $700,000 with interest accruing at an interest rate of 3% per annum.  The Promissory Note was payable in two installments as follows: $350,000 plus accrued interest was due within 180 days after the closing date of the Agreement (originally August 25, 2011 but extended to the earlier of November 30, 2011 or the closing of a certain financing and paid on November 29, 2011) and $350,000 plus accrued interest was due on the first anniversary of the closing date of the Agreement and paid on February 21, 2012.

In connection with the Purchase Agreement and the Promissory Note, the Company entered into a security agreement with Peak to secure the payments due under the Promissory Note (the “Security Agreement”).  Pursuant to the Security Agreement, the Company granted Peak a continuing security interest in the assets purchased from Peak. The Security Agreement also secured all of the Company’s obligations to Peak, whether related or unrelated to the Promissory Note. The security interest was released in February 2012 upon payment of the final installment of the Promissory Note.  On the closing date of the Acquisition, new officers and a new director were appointed to serve the Company.

The Company completed its first annual impairment testing for indefinite-lived intangible assets after the fourth quarter of 2011. Based on (i) assessment of current and expected future economic conditions, (ii) trends, strategies and projected revenues from sales of MYO-T12 and (iii) assumptions similar to those that market participants would make in valuing the Company's intangible assets, management determined that the carrying values of the intellectual property intangible assets exceeded its fair value.  Accordingly, the Company recorded noncash impairment charges totaling $2,662,000 in 2011, reducing the MYO-T12 intellectual property asset to its fair value of $2,000,000.

The intellectual property carrying value as of December 31, 2013 and December 31, 2012 was $2,000,000.  Management performed their annual reviews of the intellectual property and determined no impairment existed and there was no change to the carrying value for the years ended December 31, 2012 and 2013.

NOTE 9 - INCOME TAXES

Income tax expense for years ended December 31, 2013 and 2012 is shown as follows:

Years ended December 31,	2013	2012
Current	$500	$1,550
Deferred	-	-
Total	$500	$1,550

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The effects of temporary differences between the financial reporting and income tax bases of assets and liabilities which give rise to the deferred tax assets and liabilities are presented below:

Years Ended December 31,	2013	2012
Deferred tax assets:
Goodwill	$559,904	$672,348
Net operating losses	3,573,353	2,133,004
Other	3,579	1,542
Total deferred tax assets	4,136,836	2,806,894
Valuation allowance	(4,120,395)	(2,804,632)
Total net deferred tax assets	16,441	2,262

Deferred tax liabilities:
Depreciation	(16,441)	(2,262)
Total deferred tax liabilities	(16,441)	(2,262)
Net deferred tax asset	$-	$-

The valuation allowance for the deferred tax asset increased by $1,315,763 for the twelve months ended December 31, 2013.

The Company has net operating losses amounting to approximately $9,066,000 that expire in various periods through 2033.  The ultimate realization of the net operating losses is dependent upon future taxable income, if any, of the Company and may be limited in any one period by alternative minimum tax rules.  Although management believes that the Company will have sufficient future taxable income to absorb the net operating loss carryovers before the expiration of the carryover period, the current global economic crisis imposes additional profitability risks that are beyond the Company’s control.  Accordingly, management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

Internal Revenue Code Section 382 imposes limitations on the use of net operating loss carryovers when the stock ownership of one or more 5% shareholders (shareholders owning 5% or more of the Company’s outstanding capital stock) has increased by more than 50 percentage points.  Management intends to carefully monitor share ownership of 5% shareholders but cannot control the ownership changes occurring as a result of public trading of the Company’s Common Stock.  Accordingly, there is a risk of an ownership change beyond the control of the Company that could trigger a limitation of the use of the loss carryover.

The Company has no uncertain income tax positions.

The tax years ended December 31, 2007 through 2013 are open for examination by federal and state taxing authorities.

The statutory federal income tax rate and the effective rate are reconciled as follows:

Years Ended December 31,	2013	2012
Statutory federal income tax rate	34.00%	34.00%
State taxes, net of federal tax benefit	5.94%	5.00%
Valuation allowance	(39.94)%	(39.00)%
Net deferred tax asset	-%	-%

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

NOTE 10 - COMMITMENTS, CONTINGENCIES AND OTHER COMMENTS

Distribution Agreement
On May 16, 2012, the Company entered into a distribution agreement (the "Agreement") with MHP, a company engaged in the development, marketing and distribution of nutritional and other therapies for the consumer.  Pursuant to the Agreement, MHP will, on an exclusive basis, provide marketing, sales and distribution of MYO-T12, to be sold under the brand name MYO-X, in retail and other outlets.  MHP agreed to pay the Company $195,301 upon the execution of the Agreement, with such amount credited against inventory purchases.  The Agreement provided for one year of exclusivity for MHP, which was extended through December 31, 2013.  The parties are currently negotiating a new agreement.  The Agreement further provides for a co-operative advertising arrangement with MHP, whereby the Company is required to pay MHP a fee for each unit of MYO-X sold.

Bank Line of Credit
In October 2013, the Company was granted a $500,000 line of credit by City National Bank, that bears a per annum interest rate through April 15, 2014 equal to the prime rate, after which the rate changes to the prime rate plus 1.25 percent.  As of the date of this report, the Company has not drawn on the line of credit.

Operating Lease
The Company leases its corporate offices under an operating lease expiring in July 2017.  The Company has two options to renew such lease for a term of three years each with annual rent increases of 3%.

The future minimum lease payments under the non-cancellable operating lease in excess of one year at December 31, 2013 is as follows:

Years Ended December 31,	Amount
2014	$59,434
2015	65,095
2016	67,163
2017	39,623
Total	$231,315

Rent expense for the years ended December 31, 2013 and 2012 was $70,354 (includes common area maintenance charges and taxes) and $41,630, respectively.

Supply Agreement
On June 24, 2013, the Company entered into a supply agreement with Deutsches Institut fur Lebensmitteltechnik e.V. - the German Institute for Food Technologies (“DIL”).  The agreement obligates the Company to minimum annual quantity purchases, and provides that DIL will manufacture and supply the Company with the proprietary product contained in MYO-X and that DIL shall only manufacture the product for commercial purposes with the Company’s consent.  The term of the agreement is two years, and will continue until terminated by either party upon three months written notice.

Employment Agreements

Peter A. Levy:
On February 8, 2013, we entered into an amended and restated employment agreement with Peter Levy to continue to serve as our Chief Operating Officer and Executive Vice President. The agreement replaced Mr. Levy’s existing employment agreement dated February 10, 2012.  Pursuant to the terms of the agreement, Mr. Levy will continue to work for us and receive an annual base salary of $200,000.    Mr. Levy may receive an annual cash bonus in an amount up to 100% of his base salary, as may be determined by the Board in its sole discretion. The 10,000 shares of common stock previously granted to Mr. Levy will vest in four equal semi-annual installments commencing on August 10, 2012. The term of the agreement is three years, and the agreement will automatically renew for successive one-year periods, unless a notice of non-renewal is provided by either party at least sixty days prior to the expiration date of the term.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

In the event Mr. Levy’s employment is terminated for cause (as defined in the agreement) or as a result of death or disability, or if Mr. Levy terminates his employment without good reason (as defined in the agreement), Mr. Levy will be entitled to receive any accrued and unpaid base salary and employee benefits up to the date of termination as well as retain any shares that have previously vested.

In the event Mr. Levy’s employment is terminated for any reason other than cause, death or disability, or if Mr. Levy terminates his employment for good reason, he will be entitled to receive any accrued and unpaid base salary and employee benefits up to the date of termination as well as any vested shares. In addition, he will be entitled to receive his base salary for twelve months following the date of termination, a cash amount equal to the greater of (i) $50,000 or (ii) the average of all annual cash bonuses received under the agreement, and payment of all COBRA premiums for twelve months following the date of termination.

In the event Mr. Levy’s employment is terminated in connection with, or as a result of, a change of control (as defined in the agreement), or if Mr. Levy terminates his employment for good reason following a change in control, he will be entitled to receive any accrued and unpaid base salary and employee benefits up to the date of termination. In addition, he will be entitled to receive his base salary for twelve months following the date of termination, a cash amount equal to the greater of (i) $50,000 or (ii) the average of all annual cash bonuses received under the agreement, and payment of all COBRA premiums for twelve months following the date of termination. Furthermore, all of his unvested shares will vest as of the date of the consummation of the change in control.

The agreement contains customary non-competition and non-solicitation provisions that extend to two years after termination of Mr. Levy’s employment.  Mr. Levy also agreed to customary terms regarding confidentiality and ownership of product ideas.

On April 21, 2013, Mr. Levy was appointed to the additional position of President of the Company.

J.B. Bernstein:
On February 25, 2011, the Company entered into an employment agreement with J.B. Bernstein, pursuant to which Mr. Bernstein served as Chief Executive Officer of the Company.  The employment agreement was amended effective as of March 1, 2011.  On April 30, 2012, J.B. Bernstein resigned from his positions as President and Chief Executive Officer and as a member of the Company’s board of directors.  In connection with his resignation, Mr. Bernstein entered into a consulting agreement with the Company (the “Consulting Agreement”), pursuant to which Mr. Bernstein was entitled to a consulting fee of $5,000 per month during the six-month term of the Consulting Agreement, which expired on October 31, 2012.  The Consulting Agreement also included confidentiality and non-competition obligations and provisions for intellectual property assignments by Mr. Bernstein.

Carlon Colker MD, FACN:
On February 25, 2011, concurrent with the closing of the Acquisition, the Company entered into an employment agreement with Carlon Colker, MD, FACN, pursuant to which Dr. Colker agreed to serve as Chief Medical Officer and Executive Vice President of the Company.  On June 14, 2012, Dr. Carlon Colker resigned from his positions as Chief Medical Officer and Executive Vice President.  Simultaneously with his resignation, Dr. Colker agreed to serve on the Company’s Scientific Advisory Board.  In connection with his appointment to the Scientific Advisory Board, Dr. Colker entered into an advisory board agreement with the Company, pursuant to which the Company issued him 6,000 shares of common stock.  The Agreement also includes standard confidentiality and non-competition obligations and provisions for intellectual property assignments by Dr. Colker.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Glen R. Fleischer:
On January 2, 2013, we entered into an employment agreement with Glen R. Fleischer pursuant to which Mr. Fleischer agreed to serve as our Chief Executive Officer and as a member of our board of directors.

Pursuant to the terms of the agreement, Mr. Fleischer would work for us on a full-time basis and receive an annual base salary of $320,000.  Mr. Fleischer was also entitled to an annual cash bonus in an amount up to 100% of his base salary, as determined by our board of directors in its sole discretion.  In addition, Mr. Fleischer was granted 100,000 shares of our common stock, which shares were to vest in four equal semi-annual installments commencing on July 2, 2013.  The term of the agreement was three years, and the agreement was to automatically renew for successive one-year periods, unless a notice of non-renewal was provided by either party at least sixty days prior to the expiration date of the term.  On April 25, 2013, Mr. Fleischer resigned as our Chief Executive Officer and as a member of our board of directors.

Sponsorship Agreement

On June 27, 2011, the Company entered into a one year agreement with a celebrity spokesperson pursuant to which the spokesperson agreed to perform certain services for the Company and granted the Company the worldwide right to use the spokesperson’s name and approved image in various media.  The agreement provided for cash compensation of $150,000 in three equal installments of $50,000, all of which was paid in 2011.  Royalties at the rate of $0.50 per unit sold are payable to the spokesperson for the term of the agreement and an additional 12 months thereafter.  The agreement expired in June 2012.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The agreement also granted warrants to purchase 3,000 shares of common stock, 2,000 of which were granted upon signing of the agreement and 1,000 of which were granted in December 2011.  The warrants have a term of two years with an exercise price of $50.00 per share.  The warrants further provide that in the event (a) the trading price of the common stock of the Company on its principal trading market does not exceed $100.00 within two years of grant and (b) the warrants are not exercised prior to such time, then the spokesperson shall have the right to sell any unexercised portion of the warrants to the Company in exchange for $50.00 for each share of common stock underlying the unexercised portion of the warrants.

On June 27, 2013, the 2,000 warrants expired and a $100,000 liability was recorded. On December 27, 2013 the 1,000 warrants expired and a $50,000 liability was recorded, for a total liability of $150,000.

Director Agreements

Dr. Louis Aronne:
On July 14, 2011, the Company entered into two separate agreements with Dr. Louis Aronne to be a member of the Board of Directors and the Scientific Advisory Board.  The director agreement provides for compensation in the form of 2,000 shares of restricted common stock vesting in five equal annual installments commencing on execution of the agreement and an option to purchase 5,000 shares of common stock at an exercise price of $32.00 for 10 years vesting over a period of 3 years, the first installment of which vested immediately.  Upon a Change of Control, the unvested shares and the option will vest immediately.  The advisory board agreement has a term of 5 years and provides for the issuance of 10,000 shares vesting in five equal annual installments commencing July 14, 2012 and an option to purchase 10,000 shares at $32.00 per share vesting in four equal annual installments, and the first installment vested immediately upon the execution of the agreement.  Upon a Change of Control, all unvested option shall immediately vest.

Dr. Robert Hariri:
On July 26, 2011, the Company entered into an agreement with Dr. Robert Hariri to be a member of the Board of Directors.  The director agreement provides for 2,000 shares of restricted common stock vesting in five equal annual installments (the first installment of which vested immediately) and an option to purchase 5,000 shares of common stock at an exercise price of $34.50 for 10 years vesting over a period of 3 years, the first installment of which vested immediately.  Upon a Change of Control, the unvested shares and the option shall immediately vest.

Dr. Peter Diamandis:
On August 15, 2011, the Company entered into an agreement with Dr. Peter Diamandis to be a member of the Board of Directors.  The director agreement provides for 2,000 shares of restricted common stock vesting in five equal annual installments (the first installment of which vested immediately) and an option to purchase 5,000 shares of common stock at an exercise price of $22.50 for 10 years vesting over a period of 3 years, the first installment of which vested immediately. Upon a Change of Control, the unvested shares and the option shall immediately vest.

Dr. Buzz Aldrin:
On May 24, 2012, the Company entered into an agreement with Dr. Buzz Aldrin to be a member of the Board of Directors.  The director agreement provides for 2,000 shares of restricted common stock vesting in five equal annual installments (the first installment of which vested immediately) and an option to purchase 5,000 shares of common stock at an exercise price of $7.00 for 10 years vesting over a period of 3 years, the first installment of which vested immediately.  Upon a Change of Control, the unvested shares and the option shall immediately vest.

Dr. Sapna Srivastava:
On February 6, 2013, the Company entered into an agreement with Dr. Sapna Srivastava to serve as a member of the Board of Directors.  The director agreement provides for the issuance of 2,000 shares of restricted common stock, vesting in five equal annual installments (the first installment of which vested immediately) and an option to purchase 5,000 shares of common stock, issued under the Plan, at an exercise price of $10.00 vesting over a period of 3 years.  The options are subject to the terms and provision of the Plan.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

NOTE 11 - SUBSEQUENT EVENTS

Private Placement

On January 27, 2014, the Company consummated a private placement (the “Offering”) of units (the “Units”) comprised of (i) one share of the Company’s common stock, $0.001 par value (the “Common Stock”), and (ii) two warrants to purchase shares of Common Stock as follows: (a) a Series A warrant to purchase 0.5 shares of Common Stock at an exercise price of $15.00 per share   (the “Series A Warrant”) and (b) a Series B warrant to purchase 0.25 shares of Common Stock at an exercise price of $45.00 per share   (the “Series B Warrant,” and together with Series A Warrant, the “Warrants”) to accredited investors (“Purchasers”) pursuant to the terms of a Securities Purchase Agreement (the “ Purchase Agreement”) at a purchase price of $7.50 per Unit  .  In connection with the Offering, the Company issued 631,346 shares of Common Stock, 315,676  Series A Warrants   and 157,846 Series B Warrants   for aggregate gross proceeds of $4.375 million.

The Series A Warrants entitle the holders to purchase shares of Common Stock reserved for issuance thereunder for a period of three years from the closing of the Offering (the “Closing Date”) and the Series B Warrants entitle the holders to purchase Common Stock for issuance thereunder for a period of five years from the Closing Date.  The Warrants can be exercised for cash or on a cashless basis.

The Purchase Agreement provides that the Company will use its commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission within 90 days from the Closing Date with respect to the re-sale of all Common Stock issued in connection with the Offering, including the shares of Common Stock underlying the Warrants, and will use its commercially reasonable efforts to obtain effectiveness of the registration statement within 150 days of the Closing Date.

The Purchase Agreement also permits the Purchasers a right to participate, pro rata, up to 25% of the total dollar value of any equity related financing conducted by the Company for a period of two years from the Closing Date.  In addition, the Company agreed to appoint a nominee to the Company’s board of directors within thirty days of the consummation of the Offering, and provided that the Purchasers continue to own at least 50% of the shares of Common Stock issued in the Offering, to nominate such designee to serve on the Company’s board of directors at each of the next four annual meetings of the Company’s stockholders.

The Purchase Agreement also contains customary representations, warranties and indemnification by the Company.  Brean Capital, LLC served as placement agent in the Offering (the “Placement Agent”). The Placement Agent was issued 47,351 shares of Common Stock, which was equal to 7.5% of the shares of Common Stock issued in the Offering.

Stock Split

On February 5, 2014, the Company filed a Certificate of Change (the “Certificate”) with the Secretary of State of the State of Nevada to effect a reverse stock split of its outstanding and authorized shares of common stock at a ratio of 1 for 50 (the “Stock Split”).  The Stock Split was previously approved by the board of directors of the Company.

As a result of the Stock Split, the number of the Company’s authorized shares of common stock was decreased from 300,000,000 to 6,000,000 shares and the number of its authorized shares of preferred stock was decreased from 25,000,000 to 500,000 shares.  The effective date of the Stock Split was February 10, 2014.  Upon the effectiveness of the Stock Split, the Company’s issued and outstanding shares of common stock decreased from approximately 145.9 million shares to approximately 2.9 million shares of common stock, all with a par value of $0.001. The Company has no outstanding shares of preferred stock.  Fractional shares resulting from the Stock Split were rounded up to the next whole number.

All amounts presented in these financial statements, including the “Private Placement” paragraph contained within this footnote, have been adjusted for this Stock Split.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

MYOS CORPORATION

1,152,218 Shares of
Common Stock

PROSPECTUS

                          , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC registration fee:

SEC registration fee		$2,593
Accounting fees and expense
Printing expenses
Legal fees and expenses
Miscellaneous
Total	$

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Charter and Bylaws

Our articles of incorporation and bylaws provide for the indemnification of a present or former director or officer. We will indemnify any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit.  Such indemnification shall include, but not necessarily be limited to, expenses, including attorney's fees actually or reasonably incurred by him.  We may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer.  Such individual must have conducted himself in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests.  In a criminal action, he or she must not have had a reasonable cause to believe that such conduct was unlawful.

Nevada Law

We are incorporated under the laws of the State of Nevada. Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes provides that discretionary indemnification under Section 78.7502 unless ordered by a court or advanced pursuant to subsection 2 of section 78.751, may be the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made by:

•	By the stockholders;

•	By the board of directors by majority vote of a quorum consisting of directors - who were not parties to the action, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The Articles of Incorporation, the Bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS Section 78.751:

•
does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 78.7502 or for the advancement of expenses made pursuant to subsection 2 of section 78.751, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

•	continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Other
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

In the three years preceding the filing of this Registration Statement, we have sold the following securities that were not registered under the Securities Act.

On January 27, 2014, we consummated a private placement of units comprised of (i) one share of our common stock, and (ii) two series of warrants to purchase shares of our common stock as follows: (a) a Series A warrant to purchase shares of our common stock at an exercise price of $15.00 per share and (b) a Series B warrant to purchase shares of our common stock at an exercise price of $45.00 per share, to accredited investors at a purchase price of $7.50 per unit.  In the offering, we issued 631,346 shares of common stock, 315,676 Series A warrants and 157,846 Series B warrants for aggregate gross proceeds of $4.375 million.  Brean Capital LLC acted as the placement agent for the offering and received approximately 47,351 shares of common stock for serving as placement agent in the offering. The securities were issued in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

On September 15, 2012, we issued 3,385 shares of common stock to an unrelated third party as repayment for loans and advances in the amount of approximately $42,000.  No underwriting discounts or commissions were paid. The shares were issued in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

On July 26, 2012, we issued an aggregate of 12,000 shares of common stock to certain accredited investors. We received gross proceeds of $150,000 in the offering. No underwriting discounts or commissions were paid. The shares were issued in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Between June 26, 2012 and July 2, 2012, we entered into subscription agreements for a private placement with certain accredited and institutional investors. Pursuant to the agreement, we agreed to issue approximately 448,000 million shares of our common stock to the purchasers at a price of $12.50 per share, for aggregate proceeds of approximately $5.6 million. Chardan Capital Markets, LLC served as a placement agent in the offering and received 6.0% of the aggregate purchase price paid (or approximately $180,000) by the purchasers that it introduced to us.  The shares were issued in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Concurrent with the foregoing private placement, holders of our 18% unsecured convertible promissory notes in the aggregate principal amount of $400,000, or the Notes, including Dr. Robert J. Hariri, the chairman of our board of directors, agreed to convert the Notes and any accrued interest on the Notes into 16,568 shares of our common stock at a conversion price of $10.00 per share. In addition, Dr. Hariri agreed to convert $99,500 in other outstanding loans and advances and any accrued interest thereon for 10,147 shares of our common stock at a conversion price of $10.00 per share. The shares were issued in reliance upon an exemption from registration under Section 3(a)(9) of the Securities Act.

On April 9, 2012, we issued 240,000 shares of common stock to certain accredited investors, including 4,000 shares issued to a prior investor due to a price protection provision in its subscription agreement. We received gross proceeds of $100,000 in the offering. No underwriting discounts or commissions were paid. The shares were issued in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Between March 6, 2012 and March 22, 2012, we entered into subscription agreements with certain accredited investors pursuant to which we sold an aggregate of 60,000 shares of common stock for gross proceeds of $300,000. No underwriting discounts or commissions were paid. The shares were issued in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Between February 10, 2012 and February 14, 2012, we entered into subscription agreements with certain accredited investors pursuant to which we sold an aggregate of 145,000 shares of common stock for gross proceeds of $725,000. No underwriting discounts or commissions were paid. The shares were issued in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

On November 29, 2011, we completed a private placement of $400,000 aggregate principal amount of unsecured convertible promissory notes, or the Notes, to certain accredited investors, including a Note in the amount of $150,000 to Dr. Robert Hariri, a member of our board of directors. The Notes were to mature on the earlier of (i) May 29, 2012 and (ii) our consummation of a debt or equity financing in excess of $500,000, or a Qualified Financing, unless earlier converted and bear interest at a rate of 18% per annum.  Interest on the Notes was to be due on the maturity date unless earlier converted. The Notes were to be convertible into shares of our common stock at a conversion price equal to the lower of: (i) $10.00 or (ii) the conversion rate or offering price, as applicable, for the securities sold in the Qualified Financing. As additional consideration for the Notes, we issued an aggregate of 8,000 shares of common stock to the purchasers, including 3,000 shares to Dr. Hariri. The Notes and the shares were issued in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

On July 11, 2011, we issued 1,667 shares of common stock and warrants to purchase 1,667 shares of common stock to an accredited investor. Each warrant had a three-year term and was issued at an exercise price of $30.00 per share. We received gross proceeds of $25,000 in the offering. No underwriting discounts or commissions were paid. No underwriting discounts or commissions were paid. The shares were issued in reliance upon an exemption from registration under Section 4(a)(2)  of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

On June 27, 2011, we issued an aggregate of 37,500  shares of common stock and warrants to purchase 37,500  shares of common stock to certain accredited investors. Each warrant had a three-year term and was issued at an exercise price of $30.00 per share. We received gross proceeds of $562,500 in the offering. No underwriting discounts or commissions were paid. The shares were issued in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

On May 31, 2011, we issued an aggregate of 28,200 shares of common stock and warrants to purchase 28,200  shares of common stock to certain accredited investors. Each warrant had a three-year term and was issued at an exercise price of $30.00 per share. We received gross proceeds of $423,000 in the offering. No underwriting discounts or commissions were paid. The shares were issued in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.	Description
3.1	Articles of Incorporation (1)
3.2	Bylaws (2)
3.3	Certificate of Amendment to Articles of Incorporation (3)
3.4	Articles of Merger filed with the Nevada Secretary of State (4)
3.5	Certificate of Change filed with the Nevada Secretary of State, dated February 5, 2014 (5)
4.1	Form of Series A Warrant (6)
4.2	Form of Series B Warrant (7)

5.1**	Opinion of Ellenoff Grossman & Schole LLP
10.1	Intellectual Property Purchase Agreement, dated February 25, 2011, by and among the Registrant, Atlas Acquisition Corp. and Peak Wellness, Inc. (8)
10.2	Intellectual Property Assignment Agreement, dated February 25, 2011, by and among Atlas Acquisition Corp. and Peak Wellness, Inc. (9)
10.3	Amended and Restated Employment Agreement, dated as of February 8, 2013, by and between Peter Levy and the Company (10)
10.4	Consulting Agreement, dated as of January 30, 2014, by and between DeFreitas and DelSanto, LLP and MYOS Corporation (11)
10.5^	Distribution Agreement between the Registrant and Maximum Human Performance LLC dated May 16, 2012 (12)
10.6	Form of Advisory Board Agreement (13)
10.7	Commercial Lease, dated August 1, 2012 (14)
10.8	Form of Securities Purchase Agreement, dated January 27, 2014, by and between MYOS Corporation and each of the Purchasers (15)
23.1 *	Consent of Seligson & Giannattasio, LLP
23.2 **	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
101.CAL *	XBRL Taxonomy Extension Calculation Linkbase Document
101.INS *	XBRL Instance Document
101.CAL *	XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH *	XBRL Taxonomy Extension Schema Document
101.DEF *	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB *	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE *	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith
**	To be filed by amendment
^	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.

(1)	Incorporated by reference to Exhibit 3(a) in our Registration Statement on Form SB-2 (File Number 333-144082), filed on June 27, 2007.
(2)	Incorporated by reference to Exhibit 3(b) in our Registration Statement on Form SB-2 (File Number 333-144082), filed on June 27, 2007.
(3)	Incorporated by reference to Exhibit A in our Information Statement on Schedule 14C, filed on June 9, 2010.
(4)	Incorporated by reference to Exhibit 3.1 in our Current Report on Form 8-K, filed on May 21, 2012.
(5)	Incorporated by reference to Exhibit 3.1 in our Current Report on Form 8-K, filed on February 10, 2014.
(6)	Incorporated by reference to Exhibit 4.1 in our Current Report on Form 8-K, filed on January 28, 2014.
(7)	Incorporated by reference to Exhibit 4.2 in our Current Report on Form 8-K, filed on January 28, 2014.
(8)	Incorporated by reference to Exhibit 10.1 in our Current Report on Form 8-K, filed on March 3, 2011.
(9)	Incorporated by reference to Exhibit 10.6 in our Current Report on Form 8-K, filed on March 3, 2011.
(10)	Incorporated by reference to Exhibit 10.1 in our Current Report on Form 8-K, filed on February 11, 2013.
(11)	Incorporated by reference to Exhibit 10.4 in our Annual Report on Form 10-K, filed on March 31, 2014.
(12)	Incorporated by reference to Exhibit 10.1 in our Quarterly Report on Form 10-Q, filed on August 3, 2012.
(13)	Incorporated by reference to Exhibit 10.6 in our Registration Statement on Form S-1 (333-183098), initially filed on August 6, 2012.
(14)	Incorporated by reference to Exhibit 10.10 in our Registration Statement on Form S-1 (333-183098), initially filed on August 6, 2012.
(15)	Incorporated by reference to Exhibit 10.1 in our Current Report on Form 8-K, filed on January 28, 2014.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 25th day of April, 2014.

MYOS CORPORATION

By: /s/ Peter Levy
Name: Peter Levy
Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Levy his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Peter Levy	President	April 25, 2014
Peter Levy	(Principal Executive Officer )

/s/ Dr. Robert J. Hariri	Chairman of the Board	April 25, 2014
Dr. Robert J. Hariri

/s/ Dr. Louis Aronne	Director	April 25, 2014
Dr. Louis Aronne

/s/ Dr. Buzz Aldrin	Director	April 25, 2014
Dr. Buzz Aldrin

/s/ Dr. Peter Diamandis	Director	April 25, 2014
Dr. Peter Diamandis

/s/ Dr. Sapna Srivastava	Director	April 25, 2014
Dr. Sapna Srivastava

/s/ Christopher Pechock	Director	April 25, 2014
Christopher Pechock

/s/ Carl DeFreitas	Chief Financial Officer	April 25, 2014
Carl DeFreitas	(Principal Financial Officer and Principal Accounting Officer)